Filed Pursuant to Rule 424(b)(4)

Registration No. 333-255112

Prospectus Supplement No. 6 Dated August 17, 2026

(To Prospectus Dated May 22, 2024)

ABVC BioPharma, Inc.

225,500 Shares of Common Stock

This Prospectus Supplement No. 6 (the “Prospectus Supplement”) updates and supplements the prospectus of ABVC BioPharma, Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our”) dated May 22, 2024, as later updated (the “Prospectus”), with the following attached document which we filed with the Securities and Exchange Commission:

A.	Our Quarterly Report on Form 10-Q for the three months ended June 30, 2026, filed with the Securities Exchange Commission on August 12, 2026.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our common stock and/or warrants, you should carefully consider the risk factors section beginning on page 9 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 17, 2026

Index to Filings

Annex
The Company’s Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on August 12, 2026	A

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2026

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission file number 001-40700

ABVC BioPharma, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	26-0014658
State or jurisdiction of incorporation or organization	IRS Employer Identification Number

44370 Old Warm Springs Blvd.

Fremont, CA 94538

Tel: (510) 668-0881

(Address and telephone number of principal executive offices)

(Former name, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ABVC	The Nasdaq Stock Market LLC

Indicate by check mark whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the last 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of August 10, 2026, there were 26,654,365  shares of common stock, par value per share $0.001, issued and outstanding.

i

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (this “Report”) contains “forward-looking statements” which discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue” and negatives thereof or similar expressions. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future and are not guarantees. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. We cannot predict all of the risks and uncertainties. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements.

These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the headings “Risks Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and its amendment filed with the Securities and Exchange Commission (the “SEC” OR “Commission”); in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Report, and information contained in other reports that we file with the SEC. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. All subsequent written and oral forward-looking statements concerning other matters addressed in this Report and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Report.

There are important factors that could cause actual results to vary materially from those described in this report as anticipated, estimated or expected, including, but not limited to: the effects of the COVID-19 outbreak, including on the demand for our products; the duration of the COVID-19 outbreak and severity of such outbreak in regions where we operate; the pace of recovery following the COVID-19 outbreak; our ability to implement cost containment and business recovery strategies; the adverse effects of the COVID-19 outbreak on our business or the market price of our ordinary shares; competition in the industry in which we operate and the impact of such competition on pricing, revenues and margins, volatility in the securities market due to the general economic downturn; SEC regulations which affect trading in the securities of “penny stocks,” and other risks and uncertainties. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward- looking statements, even if new information becomes available in the future. Depending on the market for our stock and other conditional tests, a specific safe harbor under the Private Securities Litigation Reform Act of 1995 may be available. Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) expressly state that the safe harbor for forward-looking statements does not apply to companies that issue penny stock. Because we may from time to time be considered to be an issuer of penny stock, the safe harbor for forward-looking statements may not apply to us at certain times.

As used in this Report, the terms “we”, “us”, “our”, and “our Company” and “the Company” refer to ABVC BioPharma, Inc. and its subsidiaries, unless otherwise indicated.

ii

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2026	2025
ASSETS
Current Assets
Cash and cash equivalents	$31,944	$681,480
Restricted cash	-	645,505
Due from related parties	136,344	763,388
Convertible notes receivable – related parties	29,462	-
Short-term investments	62,420	64,354
Prepaid expense and other current assets	151,559	346,616
Total Current Assets	411,729	2,501,343

Property and equipment, net	12,831,939	12,835,409
Operating lease right-of-use assets	1,743,926	1,913,278
Long-term investments	2,489,697	1,878,465
Prepayment for long-term investments	1,124,842	1,124,842
Prepayment for asset acquisition	691,900	691,900
Other non-current assets	106,682	116,966
Total Assets	$19,400,715	$21,062,203

LIABILITIES AND EQUITY
Current Liabilities
Short-term bank and other loans	$59,462	$755,512
Accrued expenses and other current liabilities	4,200,027	4,161,629
Contract liabilities	12,600	12,600
Operating lease liabilities	358,107	317,557
Due to related parties	265,299	105,704
Taxes payable	-	11,964
Convertible notes payable – third parties	559,010	559,010
Convertible notes payable – related parties	240,000	240,000
Total Current Liabilities	5,694,505	6,163,976

Tenant security deposit	31,167
Operating lease liability – non-current	1,405,483	1,600,747
Total Liabilities	7,131,155	7,764,723
COMMITMENTS AND CONTINGENCIES
Equity
Preferred stock, $0.001 par value, 20,000,000 authorized, nil shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 authorized, 25,767,664 and 25,053,193 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	26,220	25,053
Stock to be issued	105,000	359,000
Additional paid-in capital	97,722,998	96,008,258
Accumulated deficit	(79,155,537)	(76,858,361)
Accumulated other comprehensive income	498,193	487,602
Treasury stock	(8,909,691)	(8,909,691)
Total Stockholders’ equity	10,287,183	11,111,861
Noncontrolling interest	1,982,377	2,185,619
Total Equity	12,269,560	13,297,480

Total Liabilities and Equity	$19,400,715	$21,062,203

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2026	2025	2026	2025
Revenues	$-	$-	$-	$-

Cost of revenues	-	-	-	-

Gross loss	-	-	-	-

Operating expenses
Selling, general and administrative expenses	503,778	690,094	1,255,776	1,305,465
Research and development expenses	22,707	33,276	55,807	62,137
Stock-based compensation	253,041	1,571,613	1,040,415	1,620,386
Total operating expenses	779,526	2,294,983	2,351,998	2,987,988

Loss from operations	(779,526)	(2,294,983)	(2,351,998)	(2,987,988)

Other income (expense)
Interest income	683	19,139	4,448	38,210
Interest expense	(42,323)	(129,413)	(91,700)	(352,380)
Operating sublease income	17,207	12,000	29,207	24,000
Gain (loss) on foreign exchange	11,378	136,148	(39,778)	126,236
Loss on investment in equity securities	(24,766)	(44,917)	(56,182)	(95,794)
Other income (expenses)	6,866	(7,180)	5,585	(5,680)
Total other expenses	(30,955)	(14,223)	(148,420)	(265,408)

Loss before provision income tax	(810,481)	(2,309,206)	(2,500,418)	(3,253,396)

Provision for income tax expense	-	23,627	-	23,627

Net loss	(810,481)	(2,332,833)	(2,500,418)	(3,277,023)

Net loss attributable to noncontrolling interests	(73,547)	(75,811)	(203,242)	(177,926)

Net loss attributed to ABVC and subsidiaries	(736,934)	(2,257,022)	(2,297,176)	(3,099,097)
Foreign currency translation adjustment	(1,457)	39,640	10,591	38,147
Comprehensive loss	$(738,391)	$(2,217,382)	$(2,286,585)	$(3,060,950)

Net loss per share:
Basic and diluted	$(0.03)	$(0.13)	$(0.09)	$(0.19)

Weighted average number of common shares outstanding:
Basic and diluted	26,058,884	17,386,536	25,755,386	16,184,064

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30	June 30
	2026	2025
Cash flows from operating activities
Net loss	$(2,500,418)	$(3,277,023)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,299	13,718
Stock-based compensation	1,040,415	1,620,386
Other non-cash expenses	(866)	317,279
Loss on investment in equity securities	56,182	95,794
Loss on short-term investment	1,204	-
Amortization of right-of-use asset	169,352	181,062
Changes in operating assets and liabilities:
Inventories	-	(11,460)
Prepaid expenses and other current assets	204,221	(73,786)
Due from related parties	(24,007)	(190,394)
Accrued expenses and other current liabilities	38,398	23,248
Tenant security deposit	31,167	24,710
Taxes payables	(11,889)	23,521
Operating lease liabilities	(154,714)	(181,062)
Net cash used in operating activities	(1,138,656)	(1,434,007)

Cash flows from investing activities
Loan to related parties	(147,572)	(808,240)
Payment for Long-term investment	(668,403)	-
Payment for convertible notes receivable- related party	(32,000)	-
Repayment from related parties	793,567	142,461
Net cash used in investing activities	(54,408)	(665,779)

Cash flows from financing activities
Repayment of short-term loans	(691,299)	(58,875)
Proceeds from exercise of warrants	102,000	411,667
Proceeds from convertible notes payable	-	9,010
Proceeds from private offerings	319,492	1,868,750
Proceeds from common stock subscription	-	170,000
Due to related parties, net	153,835	(44,469)
Net cash provided by financing activities	(115,972)	2,356,083
	-
Effect of exchange rate changes on cash and cash equivalents and restricted cash	13,995	(43,786)

Net decrease in cash and cash equivalents and restricted cash	(1,295,041)	212,511

Cash and cash equivalents and restricted cash
Beginning	1,326,985	863,815
Ending	$31,944	$1,076,326

Supplemental disclosure of cash flows
Cash paid during the year for:
Interest expense paid	$4,570	$10,505
Income taxes paid	$(1,209)	$1,969

Non-cash financing and investing activities
Acquiring control of the land	$-	$7,670,000
Issuance of common stock for conversion of debt	$-	$263,847
Conversion of convertible note due from related parties to equity investment	$-	$563,819

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock						Treasury Stock
	Number of shares	Amounts	Subscribed stock	Additional Paid-in Capital	Accumulated Deficit	Comprehensive Income	Number of Shares	Amount	Noncontrolling Interest	Stockholders’ Equity (Deficit)
Balance at December 31, 2024	13,868,484	$13,868	$31,040	$78,595,065	$(68,949,807)	$445,665	(730,641)	$(8,909,691)	$(502,181)	$723,959
Issuance of common shares for Lind CN Repayment	1,200,000	1,200	-	262,647	-	-	-	-	-	263,847
Issuance of common shares for exercise of warrants	1,029,167	1,029	-	410,638	-	-	-	-	-	411,667
Issuance of common shares in private placement	2,566,557	2,567	170,000	1,866,183	-	-	-	-	-	2,038,750
Stock-based compensation	869,208	869	889,268	730,249	-	-	-	-	-	1,620,386
Acquisition of control of acquired land	-	-	-	4,513,795	-	-	-	-	3,156,205	7,670,000
Net loss	-	-	-	-	(3,099,097)	-	-	-	(177,926)	(3,277,023)
Cumulative transaction adjustments	-	-	-	-	-	38,147	-	-	-	38,147
Balance at June 30, 2025	19,533,416	$19,533	$1,090,308	$86,378,577	$(72,048,904)	$483,812	(730,641)	$(8,909,691)	$2,476,098	$9,489,733

Balance at March 31, 2025	15,378,305	$15,378	$31,040	$83,615,369	$(69,791,882)	$444,172	(730,641)	$(8,909,691)	$2,551,909	$7,956,295
Issuance of common shares for Lind CN Repayment	800,000	800	-	215,468	-	-	-	-	-	216,268
Issuance of common shares in private offerings	2,566,557	2,567	170,000	1,866,183	-	-	-	-	-	2,038,750
Stock-based compensation	788,554	788	889,268	681,557	-	-	-	-	-	1,571,613
Net loss	-	-	-	-	(2,257,022)	-	-	-	(75,811)	(2,332,833)
Cumulative transaction adjustments	-	-	-	-	-	39,640	-	-	-	39,640
Balance at June 30, 2025	19,533,416	$19,533	$1,090,308	$86,378,577	$(72,048,904)	$483,812	(730,641)	$(8,909,691)	$2,476,098	$9,489,733

	Common Stock						Treasury Stock
	Number of shares	Amounts	Subscribed stock	Additional Paid-in Capital	Accumulated Deficit	Comprehensive Income	Number of Shares	Amount	Noncontrolling Interest	Stockholders’ Equity (Deficit)
Balance at December 31, 2025	25,053,193	$25,053	$359,000	$96,008,258	$(76,858,361)	$487,602	(730,641)	$(8,909,691)	$2,185,619	$13,297,480
Issuance of common shares for exercise of warrants	102,000	102	-	101,898	-	-	-	-	-	102,000
Issuance of common shares in private placement	176,631	177	-	319,315	-	-	-	-	-	319,492
Stock-based compensation	888,125	888	(254,000)	1,293,527	-	-	-	-	-	1,040,415
Net loss	-	-	-	-	(2,297,176)	-	-	-	(203,242)	(2,500,418)
Cumulative transaction adjustments	-	-	-	-	-	10,591	-	-	-	10,591
Balance at June 30, 2026	26,219,949	26,220	105,000	97,722,998	(79,155,537)	498,193	(730,641)	(8,909,691)	1,982,377	12,269,560

Balance at March 31, 2026	25,767,664	$25,767	$422,492	$97,152,918	$(78,418,603)	$499,650	(730,641)	$(8,909,691)	$2,055,924	$12,828,457
Issuance of common shares in private offerings	45,351	46	(63,492)	63,446	-	-	-	-	-	-
Stock-based compensation	406,934	407	(254,000)	506,634	-	-	-	-	-	253,041
Net loss	-	-	-	-	(736,934)	-	-	-	(73,547)	(810,481)
Cumulative transaction adjustments	-	-	-	-	-	(1,457)	-	-	-	(1,457)
Balance at June 30, 2026	26,219,949	$26,220	$105,000	$97,722,998	$(79,155,537)	$498,193	(730,641)	$(8,909,691)	$1,982,377	$12,269,560

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

ABVC BioPharma, Inc. (the “Company”), formerly known as American BriVision (Holding) Corporation, a Nevada corporation, through the Company’s operating entity, American BriVision Corporation (“BriVision”), which was incorporated in July 2015 in the State of Delaware, engages in biotechnology to fulfill unmet medical needs and focuses on the development of new drugs and medical devices derived from plants. BriVision develops its pipeline by carefully tracking new medical discoveries or medical device technologies in research institutions in the Asia-Pacific region. Pre-clinical, disease animal model and Phase I safety studies are examined closely by the Company to identify drugs that BriVision believes demonstrate efficacy and safety. Once a drug appears to be a good candidate for development and ultimately commercialization, BriVision licenses the drug or medical device from the original researchers and begins to introduce the drugs clinical plan to highly respected principal investigators in the United States, Australia and Taiwan to conduct a Phase II clinical trial. At present, clinical trials for the Company’s drugs and medical devices are being conducted at such world-famous institutions including Stanford University, University of California San Francisco (UCSF) and Cedar Sinai Medical Centre (CSMC).

The Company has three directly wholly owned subsidiaries, BriVision, BioLite Holding Inc. (“BioLite Holding”) and BioKey (Cayman), Inc. (“BioKey Cayman”), and one majority-owned subsidiary, AiBtl BioPharma Inc. (“AiBtl”). BioKey Cayman owns 100% of BioKey, Inc. (“BioKey”), the Company’s California-based pharmaceutical manufacturing and development subsidiary.

BioLite Holding was incorporated in the State of Nevada with wholly owned subsidiary BioLite BVI, Inc. (“BioLite BVI”) that was incorporated in the British Virgin Islands. BioLite BVI holds 73% ownership of BioLite Inc. (“BioLite Taiwan”), a Taiwanese corporation that was founded in February 2006. BioLite Taiwan has been in the business of developing new drugs since it was incorporated.

Yun Zhi Yi Co., Ltd. (“Yun Zhi Yi”), a Taiwanese corporation, was incorporated in August 2024 and is 90% owned by BioLite Taiwan and 10% owned by Shuling Jiang, a director of the Company. Yun Zhi Yi was established to hold the land located in Puli, Taiwan acquired for AiBtl’s health-related business development. Due to applicable Taiwan land ownership requirements, Ms. Jiang temporarily held legal title to the land pursuant to a nominee arrangement, without rights to dispose of, transfer, lease or encumber the land. On July 20, 2026, ownership of the land was transferred and registered in the name of Yun Zhi Yi.

Incorporated in California on November 20, 2000, BioKey has chosen to initially focus on developing generic drugs to ride the opportunity of the booming industry.

BioKey Cayman was incorporated in Cayman Islands in July 2023, which is 100% owned by ABVC. This subsidiary has no activities since inception. On May 10, 2025, ABVC transferred its 100% ownership in BioKey to BioKey Cayman. This reorganization did not have any other impact on the consolidated financial statements. To enhance shareholder value, on June 22, 2026, ABVC announced plans for the partial legal and structural separation of the BioKey Cayman business from ABVC (the “Reorganization Transactions”). The Reorganization Transactions consist of two distinct steps: (i) the legal separation of BioKey Cayman from ABVC (the “Separation”) and (ii) the subsequent distribution of BioKey Cayman shares to ABVC shareholders (the “Distribution”). To effect the Separation, BioKey Cayman filed a Registration Statement on Form 10 pursuant to the Exchange Act (File No. 000-56853), which became effective on June 25, 2026 (the “Form 10”). Shortly before the Form 10 became effective, BioKey Cayman and ABVC entered into the Separation and Distribution Agreement dated as of June 22, 2026 (the “SDA”) and related ancillary agreements. Upon effectiveness of the Form 10 and execution of the SDA, BioKey Cayman became a separate Exchange Act reporting company, although ABVC continued to own 100% of its outstanding shares pending the Distribution. For the Distribution, ABVC intends to distribute approximately 4,500,000 BioKey Cayman Ordinary Shares, representing approximately 15% of BioKey Cayman’s issued and outstanding Ordinary Shares, to ABVC shareholders on a pro rata basis. Following the Distribution, ABVC is expected to retain approximately 85% of BioKey Cayman and remain its controlling shareholder. The Distribution was originally scheduled for August 3, 2026 but was postponed due to outstanding tax, administrative and regulatory matters. A revised distribution date has not yet been determined. Accordingly BioKey Cayman currently exists as a separate Exchange Act reporting entity but remains wholly owned by ABVC until the Distribution is completed.

AiBtl BioPharma, Inc. was acquired by the Company with the transaction of the collaborative licensing agreements. On November 12, 2023, the Company and BioLite Taiwan each entered into a multi-year global licensing agreement with AiBtl for the development and commercialization of CNS products for the treatment of MDD and ADHD (collectively, the “Licensed Products”). The licenses cover the Licensed Products’ clinical trial, registration, manufacturing, supply and distribution rights. Under the respective agreements, each of the Company and BioLite Taiwan received 23 million shares of AiBtl common stock and is eligible to receive $3.5 million and royalties equal to 5% of net sales, up to $100 million. AiBtl recorded intangible assets of $3.5 million under each license agreement based on the committed cash consideration stipulated in the respective agreements, for an aggregate amount of $7.0 million, and the licenses are being amortized over their 20-year contractual terms. Because AiBtl and BioLite Taiwan are consolidated within the Company, the intercompany licensing transactions and related balances are eliminated in consolidation. As a result of these transactions, the Company became the controlling parent of AiBtl, with a 58.85% group ownership interest.

The following chart illustrates the corporate structure of ABVC:

(1)	BioKey Cayman is currently a separate Exchange Act reporting entity wholly owned by ABVC. Upon completion of the contemplated Distribution of approximately 15% of BioKey Cayman’s Ordinary Shares, ABVC is expected to retain approximately 85% of BioKey Cayman and remain its controlling shareholder.

2. LIQUIDITY, GOING CONCERN, AND RESTATEMENT

Liquidity and Going Concern

The accompanying financial statements have been prepared in conformity with the generally accepted accounting principles in the United States of America (the “U.S. GAAP”) which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flow. For the six months ended June 30, 2026, the Company reported net loss of $2,500,418. As of June 30, 2026, the Company’s working capital deficit was $5,282,776.  In addition, the Company had net cash outflows of $1,138,656 from operating activities for the six months ended June 30, 2026. These conditions give rise to substantial doubt as to whether the Company will be able to continue as a going concern.

To sustain its ability to support the Company’s operating activities, the Company may have to consider supplementing its available sources of funds through the following sources:

●	cash generated from operations;

●	other available sources of financing from private and or public capital raising activities, banks and other financial institutions in the U.S. and in Taiwan, ; and

●	financial support from the Company’s related parties and shareholders.

Management’s plan is to continue to improve operations to generate positive cash flows and raise additional capital through private or public offerings, or financial support from related parties or shareholders. If the Company is not able to generate positive operating cash flows, and raise additional capital, there is the risk that the Company may not be able to meet its short-term obligations. All of these factors raise substantial doubt about the ability of the Company to continue as a going concern. The interim condensed consolidated financial statements as of June 30, 2026, and for the three and six months ended June 30, 2026 and 2025 have been prepared on a going concern basis and do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from the inability of the Company to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (the “U.S. GAAP”). All significant intercompany transactions and account balances have been eliminated. These financial statements do not include all the information and footnotes required by the U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with the U.S. GAAP have been condensed or omitted consistent with Article 8 of Regulation S-X. In the opinion of the Company’s management, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, in a normal recurring nature, as necessary for the fair statement of the Company’s financial position as of June 30, 2026, and results of operations and cash flows for the six months ended June 30, 2026 and 2025. The unaudited interim condensed consolidated balance sheet as of June 30, 2026 has been derived from the audited financial statements at December 31, 2025, and interim results of operations are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2025 and 2024, and related notes included in the Company’s audited consolidated financial statements.

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s unaudited financial statements are expressed in U.S. dollars.

Reclassifications:

Certain amounts on the prior year’s condensed consolidated balance sheets, condensed consolidated statements of operations and condensed cash flows were reclassified to conform to the current-year presentation, with no effect on ending stockholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with the U.S. GAAP that requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Fair Value Measurements

ASC 820 “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measures its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1– Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2– Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3– Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, restricted cash, accounts receivable, short-term investments, due from related parties, other current assets, accrued expenses, other current liabilities and due to related parties, approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loans and convertible notes payable approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of the limit of $95,400 (NTD 3.0 million) covered by Taiwan Central Deposit Insurance Corporation, and the limit of $250,000 covered by the U.S. Federal Deposit Insurance Corporation’s (“FDIC”) insurance limits. As of June 30, 2026 and December 31, 2025, the Company had approximately nil and $265,521, respectively, in cash and cash equivalent balances that were in excess of the FDIC limits. However, the Company does not anticipate any losses on excess deposits. The Company does not enter into financial instruments for hedging, trading or speculative purposes.

Concentration of Clients

As of June 30, 2026 and December 31, 2025, management estimated all accounts receivable balances are uncollectible. Credit loss expenses were nil for both of the six months ended June 30, 2026 and 2025.

For the six months ended June 30, 2026, the Company did not generate any revenue.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less to be cash equivalents when purchased. As of June 30, 2026 and December 31, 2025 the Company’s cash and cash equivalents amounted to $31,944 and $681,480, respectively. Some of the Company’s cash deposits are held in financial institutions located in Taiwan where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Restricted Cash

Restricted cash primarily consists of cash held in a reserve bank account in Taiwan. As of June 30, 2026 and December 31, 2025, the Company’s restricted cash amounted nil and $645,505 (NTD 20.3 million), respectively.

Accounts receivable and allowance for expected credit losses accounts

Accounts receivable are recorded and carried at the original invoiced amount less an allowance for any potential uncollectible amount.

The Company makes estimates of expected credit and collectability trends for the allowance for credit losses and allowance for unbilled receivables based upon the assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of customers, current economic conditions reasonable and supportable forecasts of future economic conditions, and other factors that may affect our ability to collect from customers. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the consolidated statements of income. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Allowance for expected credit losses accounts were $616,452 and $614,470 as of June 30, 2026 and December 31, 2025, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The following are examples of when the Company recognizes revenue based on the types of payments the Company receives.

Collaborative Revenues — The Company recognizes collaborative revenues generated through collaborative research, development and/or commercialization agreements. The terms of these agreements typically include payment to the Company related to one or more of the following: non-refundable upfront license fees, development and commercial milestones, partial or complete reimbursement of research and development costs, and royalties on net sales of licensed products. Each type of payments results in collaborative revenues except for revenues from royalties on net sales of licensed products, which are classified as royalty revenues. To date, the Company has not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the collaboration partners.

As part of the accounting for these arrangements, the Company applies judgment to determine whether the performance obligations are distinct, and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, the Company relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(i) Non-refundable upfront payments

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in an arrangement, the Company recognizes revenue from the related non-refundable upfront payments based on the relative standalone selling price prescribed to the license compared to the total selling price of the arrangement. The revenue is recognized when the license is transferred to the collaboration partners and the collaboration partners are able to use and benefit from the license. To date, the receipt of non-refundable upfront fees was solely for the compensation of past research efforts and contributions made by the Company before the collaborative agreements entered into and it does not relate to any future obligations and commitments made between the Company and the collaboration partners in the collaborative agreements.

(ii) Milestone payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is non-refundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(iii) Multiple Element Arrangements

The Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 606 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(iv) Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 606. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Revenues Derived from Research and Development Activities Services (Also known as the Contract Development & Manufacturing Organization Services (“CDMO”)) — Revenues related to research and development and regulatory activities are recognized when the related services or activities are performed, in accordance with the contract terms. The Company typically has only one performance obligation at the inception of a contract, which is to perform research and development services. The Company may also provide its customers with an option to request that the Company provides additional goods or services in the future, such as active pharmaceutical ingredient, API, or IND/NDA/ANDA/510K submissions. The Company evaluates whether these options are material rights at the inception of the contract. If the Company determines an option is a material right, the Company will consider the option a separate performance obligation.

If the Company is entitled to reimbursement from its customers for specified research and development expenses, the Company accounts for the related services that it provides as separate performance obligations if it determines that these services represent a material right. The Company also determines whether the reimbursement of research and development expenses should be accounted for as revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The Company recognizes the corresponding revenues or records the corresponding offset to research and development expenses as it satisfies the related performance obligations.

The Company then determines the transaction price by reviewing the amount of consideration the Company is eligible to earn under the contracts, including any variable consideration. Under the outstanding contracts, consideration typically includes fixed consideration and variable consideration in the form of potential milestone payments. At the start of an agreement, the Company’s transaction price usually consists of the payments made to or by the Company based on the number of full-time equivalent researchers assigned to the project and the related research and development expenses incurred. The Company does not typically include any payments that the Company may receive in the future in its initial transaction price because the payments are not probable. The Company would reassess the total transaction price at each reporting period to determine if the Company should include additional payments in the transaction price.

The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees may be recorded as advances from customers upon receipt or when due, and may require deferral of revenue recognition for a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right of the Company to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the customers will be one year or less.

Property and Equipment, net

Property and equipment, net is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 10
Vehicles	2
Office equipment	3 ~ 6

Long-Term Equity Investment

The Company acquires long-term investments to promote business and strategic objectives. The accounting treatments are as follows:

●	Marketable equity investments: The Company measures marketable equity securities at fair value at each reporting date, with unrealized gains and losses recognized in net income in accordance with ASC 321. Fair value is determined based on quoted market prices or other observable inputs.

●	Non-marketable equity investments: When the equity method does not apply, non-marketable equity investments are accounted for at cost, adjusted for observable price changes in orderly transactions for identical or similar investments and for impairments, if applicable.

●	Equity method investments: Investments in which the Company has the ability to exercise significant influence, but not control, over the investee, are accounted for using the equity method. The Company recognizes its proportionate share of the investee’s income or loss in gains (losses) on equity investments on a monthly basis.

Stock-based Compensation

The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the consolidated financial statements on a straight-line basis over the requisite service period in accordance with ASC 718 “Compensation-Stock Compensation”. Total director, officer, and employee stock-based compensation were reversal of $254,000 and expense of $262,500 for the three months ended June 30, 2026 and 2025, respectively, and reversal of $184,828 and expense of $262,500 for the six months ended June 30, 2026 and 2025, respectively.

The Company accounted for stock-based compensation to non-employees in accordance with ASC 718 “Compensation-Stock Compensation” and ASC 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. Total non-employee stock-based compensation expenses were $507,041 and $1,309,113 for the three months ended June 30, 2026 and 2025, respectively, and $1,225,243 and $1,357,886 for the six months ended June 30, 2026 and 2025, respectively.

Loss Per Share of Common Stock

The Company calculates net loss per share in accordance with ASC 260, “Earnings per Share”. Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive. Diluted earnings per share excludes all dilutive potential shares if their effect is anti-dilutive.

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2026	2025	2026	2025
Numerator:
Net loss attributable to ABVC’s common stockholders	$(736,934)	$(2,257,022)	$(2,297,176)	$(3,099,097)

Denominator:	-
Weighted-average shares outstanding – Basic & Diluted	26,058,884	17,386,536	25,755,386	16,184,064
Loss per share
-Basic & Diluted	$(0.03)	$(0.13)	$(0.09)	$(0.19)

Commitments and Contingencies

The Company has adopted ASC 450 “Contingencies” subtopic 20, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in financial statements when it is at least reasonably possible that a material loss could be incurred.

Convertible Notes Payable

The Company accounts for its convertible instruments in accordance with ASC 470-20, as amended by ASU 2020-06. Under this guidance, convertible notes are generally recognized as a single liability on the Balance Sheet. The Company does not separate a conversion feature from the host debt instrument unless the feature must be separately accounted for as a derivative under ASC 815. Debt issuance costs, if any, are deferred and amortized to interest expense over the term of the note. Interest expense is recognized based on the contractual rate and includes the amortization of debt discounts and issuance costs.

Foreign-currency Transactions

For the Company’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan Dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into NTD, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign-currency denominated investments in shares of stock where such differences are accounted for as translation adjustments under the Statements of Changes in Stockholders’ Equity.

Segment Reporting

ASC 280 “Segment Reporting” requires public companies to report financial and descriptive information about their reportable operating segments. The Company identifies the operating segments based on how the chief operating decision maker internally evaluates separate financial information, business activities and management responsibility.

The Company currently has one reportable segment, and assets are reviewed on a consolidated basis. As such, segmental data is not provided.

Recent Accounting Pronouncements

In accordance with Staff Accounting Bulletin No. 74 (SAB 74), the Company evaluates the impact of newly issued accounting standards on its financial statements. The following standards have been issued but are not yet effective:

In November 2024, the FASB issued ASU No. 2024-03, Expense Disaggregation Disclosures (Subtopic 220-40). The ASU requires disclosure of specified information about certain costs and expenses. This includes purchases of inventory, employee compensation, depreciation, and intangible asset amortization.  The ASU is effective on a prospective or retrospective basis for annual reporting period beginning after December 15, 2026, and interim reporting period beginning after December 15, 2027. Early adoption is permitted. This ASU will likely result in the required additional disclosures being included in our consolidated financial statements once adopted.

4. COLLABORATIVE AGREEMENTS

Collaborative agreement with ForSeeCon Eye Corporation, a related party

On March 25, 2024, the Company and BioFirst each entered into a twenty-year, global definitive licensing agreement (the “FEYE Licensing Agreement”) with ForSeeCon Eye Corporation, a company registered in the British Virgin Islands (“FEYE”) for the products in the Company and BioFirst’s Ophthalmology pipeline, including Vitargus (the “Vitargus Products”). The license covers Vitargus Products’ clinical trial, registration, manufacturing, supply, and distribution rights; FEYE also has the rights to sublicense or partner with a third party to develop the Licensed Products. As per each of the respective FEYE Licensing Agreements, each of the Company and BioFirst shall receive a total licensing fee of $33.5 million, composed of an upfront payment of $30 million, which can instead be paid with 5 million shares of FEYE stock at $6 per share within 30 days after the execution of the FEYE Licensing Agreement, and a $3.5 million cash milestone payment, due 30 days upon completion of next round fundraising. Additionally, each of the Company and BioFirst are eligible to receive royalties of 5% of net sales. As of June 30, 2026, the Company received 5 million FEYE shares but did not recognize such licensing revenue since the fair value of FEYE stock is uncertain.

On June 18, 2024, the Company and BioFirst, each entered into an amendment (the “Amendment”) to the Licensing Agreement with FEYE, pursuant to which the Company and BioFirst have agreed to allow FEYE to pay the second milestone payment in the amount of $3.5 million per Licensing Agreement, incrementally (such as $100,000), at any given time, rather than in one lump sum. During the year ended December 31, 2024, the Company received in cash and recognized revenue of $296,000, pursuant to the Amendment. There was no cash received in the six months periods ended June 30, 2026 and 2025, respectively.

Collaborative agreement with OncoX BiopPharma, Inc., a related party

On April 16, 2024, the Company entered into a definitive agreement with OncoX BioPharma, Inc., a private company registered in the British Virgin Islands (“Oncox”), pursuant to which the Company will grant Oncox an exclusive right to develop and commercialize ABVC’s single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Non-Small Cell Lung Cancer (the “Lung Cancer Products”), within North America for 20 years (the “April 2024 Oncox Agreement”). In consideration thereof, Oncox shall pay ABVC $6.25 million (or 1.25 million Oncox shares valued at $5 per share) 30 days after entering into the agreement and $625,000, 30 days following the completion of Oncox’s next round of fundraising, of which there is no guarantee; ABVC is also entitled to 5% royalties based on the net sales, as defined in the April 2024 Oncox Agreement, from the first commercial sale of the Lung Cancer Product in North America, of which there can be no guarantee. Oncox entered into another agreement with ABVC’s affiliate, Rgene Corporation, on the same terms. During the year ended December 31, 2024, the Company received in cash and recognized revenue of $200,000 pursuant to the agreement. At the time of transferring the license, the Company also received 1.25 million OncoX shares but did not recognize such licensing revenue since the fair value of Oncox stock is uncertain. There was no cash receipt in the six months periods ended June 30, 2026 and 2025, respectively.

On May 8, 2024, the Company entered into a definitive agreement with OncoX, pursuant to which the Company will grant Oncox an exclusive right to develop and commercialize ABVC’s BLEX 404 single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Pancreatic (the Pancreatic Product), within a certain territory, specified as 50% of the Worldwide Markets for 20 years (the “May 8, 2024 Oncox Agreement”). In consideration thereof, Oncox shall pay ABVC a total of $6.25 million (or 1.25 million Oncox shares valued at $5 per share) within 30 days of entering into the May 8, 2024 Oncox Agreement, with an additional milestone payment of $625,000 in cash after OncoX’s next round of fundraising, of which there can be no guarantee. Oncox may remit cash payments of at least $100,000 towards the licensing fees and deductible from the second milestone payment; ABVC is also entitled to royalties of 5% of net sales, as defined in the May 8, 2024 Oncox Agreement, from the first commercial sale of the Pancreatic Product in the noted territory, which remains uncertain. The Company will permit Oncox to pay the license fee in installments or in a lump sum and will allow Oncox to use its revenue to fund such payments. Oncox entered into another agreement with ABVC’s affiliate, Rgene Corporation, on the same terms. At the time of transferring the license, the Company also received 1.25 million OncoX shares but did not recognize such licensing revenue since the fair value of Oncox stock is uncertain. There was no cash receipt in the six months periods ended June 30, 2026 and 2025, respectively.

On May 14, 2024, the Company and its subsidiary, BioLite Inc (collectively, the “licensor”), each entered into a licensing agreement with OncoX, on the same terms, pursuant to which the licensors will grant Oncox an exclusive right to develop and commercialize ABVC’s BLEX 404 single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Tripple Negative Breast Cancer (the TNBC Product), within a certain territory, specified as 50% of the Worldwide Markets for 20 years (the “May 14, 2024 Oncox Agreements”). In each agreement for consideration thereof, Oncox shall pay each licensor a total of $6.25 million (or 1.25 million Oncox shares valued at $5 per share) within 30 days of entering into the May 14, 2024 Oncox Agreements, with an additional milestone payment of $625,000 in cash after OncoX’s next round of fundraising, of which there can be no guarantee. Oncox may remit cash payments of at least $100,000 towards the licensing fees and deductible from the second milestone payment; each licensor is also entitled to royalties of 5% of net sales, from the first commercial sale of the TNBC Product in the noted territory, which remains uncertain. The Company will permit Oncox to pay the license fee in installments or in a lump sum and will allow Oncox to use its revenue to fund such payments. At the time of transferring the license, the Company and BioLite also each received 1.25 million OncoX shares but did not recognize such licensing revenue since the fair value of Oncox stock is uncertain. There was no cash receipt in the six months periods ended June 30, 2026 and 2025, respectively.

On May 23, 2024, the Company and its subsidiary, BioLite Inc (collectively, the “licensor”), each entered into a licensing agreement with OncoX, on the same terms, pursuant to which the licensors will grant Oncox an exclusive right to develop and commercialize ABVC’s BLEX 404 single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Myelodysplastic Syndrome (the “MS Products”), within a certain territory, specified as 50% of the Worldwide Markets for 20 years (the “May 23, 2024 Oncox Agreements”). In consideration thereof, Oncox shall pay each licensor a total of $6.25 million (or 1.25 million Oncox shares valued at $5 per share) 30 days after entering the May 23, 2024 Oncox Agreements, with an additional milestone payment of $625,000 in cash after OncoX’s next round of fundraising, of which there can be no guarantee. Oncox may remit cash payments of at least $100,000 towards the licensing fees and deductible from the second milestone payment; each licensor is also entitled to royalties of 5% of net sales, from the first commercial sale of the MS Product in the noted territory, which remains uncertain. Oncox may use its revenue to fund the licensing fees. At the time of transferring the license, the Company and BioLite also each received 1.25 million OncoX shares but did not recognize such licensing revenue since the fair value of Oncox stock is uncertain. There was no cash receipt in the six months periods ended June 30, 2026 and 2025, respectively.

Above mentioned price of OncoX’s shares was determined through private negotiations between the parties; no third-party valuation was completed.

5. PROPERTY AND EQUIPMENT, AND PREPAMENT FOR ASSET ACQUISITION

Property and Equipment

The Company has offices and labs located in Taiwan, and a GMP manufacturing facility in Fremont, CA. Property and equipment as of June 30, 2026 and December 31, 2025 are summarized as follows:

	June 30, 2026	December 31, 2025
Land	$12,681,222	$12,685,667
Buildings and leasehold improvements	2,222,593	2,224,082
Machinery and equipment	1,134,239	1,135,602
Vehicles	14,130	-
Office equipment	168,091	170,155
	16,220,275	16,215,506
Less: accumulated depreciation	(3,388,336)	(3,380,097)
Property and equipment, net	$12,831,939	$12,835,409

Depreciation expenses were $12,299 and $13,718 for the six months ended June 30, 2026 and 2025, respectively. As of June 30, 2026 and December 31, 2025, the land with book value amounted to approximately $5,005,429 and $4,221,338, respectively, were pledged for obtaining bank loan (see Notes 9 Bank loans).

Acquisition of land in Puli Township, Taiwan

In March 2024, AiBtl issued 1,534,000 AiBtl’s common stocks to acquire farmland in Taiwan, which land will be used for developing health related businesses. However, upon the closing of the transaction, both parties are aware of such Taiwan’s legal restrictions prohibiting foreign entities directly owning farmland. In August 2024, the Company incorporated a controlling subsidiary, Yunzhiyi, to hold the title of the land upon government’s approval. On March 31, 2025, AiBtl and the landowners executed the Nominee Holding Agreement, Land Lease Agreement, and Consulting Agreement, under the witness of and confirmed by a legal counsel in Taiwan, in which the landowners unconditionally grant the full legal rights to the land to AiBtl before the completion of the title transfer. Based on the execution of the agreement, AiBtl recognized $7,670,000 ($5 per share of AiBtl’s common stock) of land on its balance sheet.

To further secure the ownership of land, the board of AiBtl authorized Ms. Jiang in June 2025 to temporarily hold the land title until the administrative procedures are finalized. The title was transferred to Ms. Jiang later that month. According to a Nominee Holding Agreement between Ms. Jiang and AiBtl on the same date, with attorney witness, AiBtl is the actual investor and beneficial owner of the land. Ms. Jiang acts solely as the nominal holder of the land and has no right to dispose of, transfer, lease, or encumber the land. These arrangements transferred substantially all of the risks and benefits arising from and control over the land to AiBtl before the title is transferred, and represents an executed purchase transaction rather than a deposit.

AiBtl may request the transfer of title to the land to itself or its designated subsidiary when legally permissible or appropriate, and the title transfer procedures to Yun Zhi Yi have been initiated. The title was transferred to Ms. Jiang on July 29, 2025. During the transaction, AiBtl paid $5,794 for government review and recorded in acquisition costs.

On May 15, 2026, the Ministry of Agriculture of Taiwan issued an approval letter permitting Yunzhiyi to acquire the five farmland plots comprising the Taiwan Land for use in agricultural crop cultivation. This approval letter also serves as proof for Yunzhiyi’s application for registration of the transfer of ownership of the Taiwan Land, and is valid for one year from the date of issuance. On July 20, 2026, Yunzhiyi completed the ownership transfer registration of the Taiwan Land with the Puli Land Office, Nantou County, and the land ownership certificates for all five parcels have been duly issued to Yun Zhi Yi.

Acquisition of land in Taoyuan City, Taiwan

On July 15, 2025, the Company entered into a definitive agreement with Shuling, pursuant to which Shuling shall transfer the ownership of certain land she owns, located at Taoyuan City, Taiwan (the “Land”) to the Company (the “Agreement”). Shuling is a director of the Company, and owns over 10% of the Company’s issued and outstanding shares of common stock. In consideration for the Land, the Company was to pay Shuling (i) 2,035,136 restricted shares of the Company’s common stock (the “Shares”) at a price of $1.65 per share as approved in the June 3, 2025 annual shareholder meeting and (ii) five-year warrants to purchase up to 1,000,000 shares of the Company’s common stock, with an exercise price of $2.50 per share. Under the Agreement, Shuling was to also transfer outstanding liability owed on the Land (approximately $500,000) to the Company. The transaction is closed on the same day, and the common stock warrants and restricted shares are issued on July 15, 2025 and July 16, 2025, respectively. The Company recognized $3,857,975 as the fair value of the issued common stocks and $798,486 for the fair value of the stock warrants based on the Black-Scholes valuation model, as the cost of the land, in total of $4,656,461, and $500,000 liability (included in Due to Related Parties – See Note 10) on its balance sheet.

In connection with the Land transaction, on July 15, 2025, the Company entered into a one-year consulting agreement with Shuling, pursuant to which Shuling shall provide advisory and development support services related to the Land. Such services include but not limited to site supervision and care, liaison with local authorities regarding land zoning and permits, acting as the Company’s agent to the Land, and other Land development related matters. The Company shall issue 1,000,000 restricted shares of the Company’s common stock, subject to a 5-year vesting schedule of 200,000 shares per year. On July 16, 2025, the Company issued 200,000 shares at $1.65 per share to Shuling as prepayment for the first-year service. For the six months ended June 30, 2026, the Company recognized $165,000 consulting expense, with $13,750 remaining prepaid expense balance as of June 30, 2026.

Due to the administrative requirements governing title transfers in Taiwan, on February 24, 2026, to further secure the Company’s ownership interest in the Land, the Company and Shuling Jiang entered into a Nominee Holding and Transitional Arrangement Agreement. Pursuant to the agreement, the Land remains registered under the Landholder pending completion of the applicable regulatory review, and the Landholder is prohibited from selling, transferring, pledging, or otherwise disposing of the Property without the Company’s prior written consent. The final holding structure will be determined in accordance with Taiwan’s legal and regulatory requirements.

Prepayment for asset acquisition

Prepayment for asset acquisition consists of the properties in Chengdu, China. The Company entered into a cooperation agreement on August 14, 2023, with Zhong Hui Lian He Ji Tuan, Ltd. (the “Zhonghui”). Pursuant thereto, the Company will acquire 20% of the ownership of certain property and a parcel of the land, with a view to jointly develop the property into a healthcare center for senior living, long-term care, and medical care in the areas of ABVC’s special interests, such as Ophthalmology, Oncology, and Central Nervous Systems. The plan is to establish a base for the China market and global development of these interests.

The valuation of such property is $37 million; based on the Company’s 20% ownership, the Company would acquire the value of $7,400,000. In exchange, the Company issued to Zhonghui an aggregate of 370,000 shares (the “Shares”) of common stock, at a per share price of $20.0. The Shares are subject to a lock-up period of one year following the closing date of the transaction. In addition, the parties agreed that, after one year following the closing of the transaction, if the market value of the Shares or the value of the property increases or decreases, the parties will negotiate in good faith to make reasonable adjustments. The Company’s ownership rights to the property and the associated land parcel, or a suitable replacement property, are safeguarded under the terms of the cooperation agreement, which is legally binding and enforceable.

At the time of preparing its 2024 financial statements, the Company reviewed the entire transaction, its relevant agreements and documentation, as well as the applicable accounting guidance. The Company applied FASB Accounting Standard Codification (“ASC”) 845 Nonmonetary Transactions to determine the fair value of the asset acquired would be more evident than the fair value of the consideration in exchange, the Company’s restricted common stocks. Although the acquired real estate comes with a third-party valuation of $7,400,000 per the Company’s stake, guaranteed by Zhonghui, upon further review, the Company considered ASC 718 Compensation – Stock Compensation, should have been the appropriate guidance to apply given the Company’s common stocks are listed in Nasdaq with more observable fair value (Level 1). As a result, the Company adjusted the carrying value of the asset and reclassified the balance to “Prepayment for asset acquisition” account to reflect the value of 370,000 shares issued at $1.87, the closing price as of the contract date. The Company also corrected the share price used to recognize stock compensation expense from $20 to $1.87 for the 29,600 shares of common stock issued on the same day to several consultants. As a result, these adjustments reduced $6,708,100 for asset recognized and $536,648 for stock-compensation expense incurred in 2023.

The property is planned to be ready-for-use before the end of 2026.

6. LONG-TERM INVESTMENTS

(1)	The ownership percentages of each investee are listed as follows:

	Ownership percentage
	June 30,	December 31,	Accounting
Name of investees	2026	2025	treatments
Braingenesis Biotechnology Co., Ltd.*	0.17%	0.17%	Cost Method
Genepharm Biotech Corporation	0.67%	0.67%	Cost Method
BioHopeKing Corporation	5.90%	5.90%	Cost Method
ForSeeCon Eye Corporation (see Note 10)	20.01%	19.78%	Cost Method
BioFirst Corporation	18.68%	18.68%	Equity Method
OncoX BioPharma, Inc. (see Note 10)	24.97%	24.97%	Equity Method
Rgene Corporation	37.00%	26.65%	Equity Method
BioLite Japan K.K.	49.00%	49.00%	Equity Method

*	This company was acquired by Canal Biotech Corporation Inc. The Company’s stock is in the process of replacement with the stock of the acquired company and the ownership percentage is subject to change.

(2)	The extent the investee relies on the company for its business is summarized as follows:

Name of investees	The extent the investee relies on the Company for its business
Braingenesis Biotechnology Co., Ltd.	No specific business relationship
Genepharm Biotech Corporation	No specific business relationship
BioHopeKing Corporation	Collaborating with the Company to develop and commercialize drugs
BioLite Japan K.K.	The Company’s joint venture noncontrolling subsidiary perform research and development activities and explore business opportunities in Japan
ForSeeCon Eye Corporation	Collaborating with the Company to develop and commercialize ophthalmic medical devices (referring to Note 4, Collaborative Agreements)
BioFirst Corporation	Loans provided to the investee and provides research and development support service
OncoX BioPharma, Inc.	Collaborating with the Company to develop and commercialize single-herb botanical drug for treatment of certain diseases (referring to Note 4, Collaborative Agreements)
Rgene Corporation	Collaborating with the Company to develop and commercialize drugs

(3)	Long-term investment mainly consists of the following:

	June 30, 2026	December 31, 2025
Non-marketable Cost Method Investments, net
Braingenesis Biotechnology Co., Ltd.	$6,926	$7,014
Genepharm Biotech Corporation	21,146	21,727
BioHopeKing Corporation	-	-
Subtotal	28,072	28,741
Equity Method Investments, net
BioFirst Corporation(a)	1,244,253	1,298,038
Rgene Corporation(b)	548,969	551,686
ForSeeCon Eye Corporation(d)	668,403	-
BioLite Japan K.K. (BioLite JP)(c)	-	-
OncoX BioPharma, Inc.(e)	-	-
Total	$2,489,697	$1,878,465

(a)	BioFirst Corporation (“BioFirst”):

The Company holds an equity interest in BioFirst Corporation, accounting for its equity interest using the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). The Company’s Chairman acts as a director of Biofirst and one of his immediate family members is the chairman of the Biofirst, both members able to exercise significant influence over Biofirst. Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of June 30, 2026 and December 31, 2025, the Company owns 18.68% and 18.68% common stock shares of BioFirst, respectively. The Company made a prepayment for equity investment in BioFirst to purchase additional shares to be issued by BioFirst in the aggregate amount of $2,688,578, recorded as prepayment for long-term investments as of December 31, 2022. On July 19, 2023, the Company successfully completed the registration process for this investment. The initial prepayment was $1,895,556, which is a portion of the prepayment as of December 31, 2022, and was converted into 994,450 shares of BioFirst stock. As of June 30, 2026 and December 31, 2025, the amount of prepayment for long-term investments in Biofirst are both $1,124,842.

(b)	Rgene Corporation (“Rgene”)

As described in Note 4, the Company acquired 26.65% of Rgene’s outstanding common shares since 2018 through multiple collaborative agreements, and has been accounting this equity investment with equity method as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. Further, as disclosed in Note 10 Related Party Transactions, the Company entered a convertible loan agreement with Rgene in 2022 and has been working with Rgene to obtain approval for the Company to exercise the conversion from Department of Investment Review in Taiwan, a government agency reviews foreign investors conducting investment in Taiwan. In May 2024, the conversion request for the conversion was approved but the Company was not informed by Rgene until April 2025. The Company determined that the impact to the financial statements is immaterial and assumed the conversion was incurred on January 1, 2025. After the conversion, the Company owns 37% of outstanding shares of Rgene.

(4)	Disposition of long-term investment

During the six-month periods ended June 30, 2026 and 2025, there is no disposition of long-term investment.

(5)	Loss on investment in equity securities

The components of loss on investment in equity securities for each period were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Share of equity method investee losses	$(24,766)	$(44,917)	$(56,182)	$(95,794)

(c)	BioLite Japan K.K. (BioLite JP)

In October 2021, the Company, Lucidaim Co., Ltd., a Japanese corporation (“Lucidaim,” together with the Company, the “Shareholders”), and BioLite Japan K.K., a Japanese corporation (“BioLite JP”) entered into a Joint Venture Agreement. BioLite JP is a private limited company incorporated on December 18, 2018. The business of the joint venture is the research and development of drugs, medical device and digital media, investment, fund running and consulting, distribution and marketing of supplements carried on by BioLite JP and its subsidiaries in Japan, or any other territory or businesses. At the date of the Agreement, BioLite JP has 10,000 ordinary shares authorized, with 3,049 ordinary shares issued and outstanding (the “Ordinary Shares”). Pursuant to the Agreement and the related share transfer agreement, Lucidaim shall own 1,555 Ordinary Shares (51%) and the Company shall own 1,494 Ordinary Shares (49%). The Company paid $150,000 towards the setup of the joint venture; BioLite Japan’s other shareholder also paid $150,000 after the Letter of Intent was signed. This prepayment is booked in prepayment for investment. As of December 31, 2024, the Company evaluated the investee’s business and financial conditions and determined to fully impair such prepayment.

(d)	ForSeeCon Eye Corporation (FEYE)

FEYE is a private company registered in the British Virgin Islands, focusing on the field of diagnosis and treatment of eye disorders, with its main product of Vitargus. The Company granted FEYE certain licensed products in exchange for FEYE ownership. See Note 4 for the details of such transactions. In June 2026, the Company paid NTD 21,286,720 (equivalent to $680,000) in exchange for 136,000 shares of equity investment in FEYE, another 0.46% share holdings in FEYE.

(e)	OncoX BioPharma, Inc. (OncoX)

OncoX is a private company registered in the British Virgin Islands, focusing on oncology trials and drug development across Asia-Pacific. The Company granted OncoX certain licensed products in exchange for OncoX’s ownership. See Note 4 for the details of such transactions.

7. CONVERTIBLE NOTES PAYABLE

Lind Notes Payable

On January 17, 2024, the Company entered another securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note (the “3rd Lind Note”) in the principal amount of $1,000,000, for a purchase price of $833,333, that is convertible into shares of the Company’s common stock at a conversion price, which shall be the lesser of (i) $3.50 and (ii) 90% of the average of the three lowest VWAPs during the 20 trading days prior to conversion. The 3rd Lind Note shall be due and payable on July 17, 2025 and bears no interest. The Company may prepay all, but not less than all, outstanding principal amount prior to maturity, and Lind shall have the right to convert up to one third of the principal amount when the Company prepays. Upon the occurrence of any Event of Default (as defined in the 3rd Lind Note), the Company must pay Lind an amount equal to 120% of the then outstanding principal amount of the Lind Note, in addition to any other remedies under the Note or the other transaction documents Lind also received a 5-year, common stock purchase warrant to purchase up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $2 per share. The warrants were valued using the Black-Scholes model. The fair value of the warrants was determined to be $394,071, which was recorded to debt discount. An amendment was filed with the SEC on February 29, 2024 to disclose that due to Nasdaq requirements, the parties entered into an amendment to the Note, pursuant to which the conversion price shall have a floor price of $1.00. Additionally, the amendment requires the Company to make a cash payment to Lind if in connection with a conversion, the conversion price is deemed to be the floor price.

On March 3, 2025, April 1, 2025, May 14, 2025, June 5, 2025, and July 9, 2025, Lind converted $1,000,000 ($200,000 in each conversion) principal balance on 3rd Lind Note into 1,000,000 shares of the Company’s common stocks. The 3rd Lind Note balance was fully converted by July 9, 2025.

In connection with above Lind Note offerings, the Company and its subsidiaries: BioKey, BioLite, Biolite BVI, and American BriVision, jointly and severally guaranteed all of the obligations of the Company in connection with the offering with certain collateral, as set forth in the related transaction documents.

On May 22, 2024, November 19, 2024, January 9, 2025, July 1, 2025, and January 20, 2026 Lind exercised 1,000,000, 500,000, 1,029,167, 500,000, and 102,000 of the existing warrants to purchase shares of Common Stock at a reduced exercise price of $0.75, $0.42, $0.40, $1.0 and $1.0 per share, respectively. Refer to the details in Note 12, Equity.

Total interest expenses in connection with the above Lind Notes were nil and $117,290 for the three months ended June 30, 2026 and 2025, respectively, and were nil and $326,662 for the six months ended June 30, 2026 and 2025, respectively.

Other Convertible Notes Payable

On November 1, 2024 and November 5, 2024, the Company’s subsidiary, AiBtl, issued two convertible notes payable, each with a principal amount of $30,000 to two separate individuals, for total consideration of $60,000. Each note has a 1-year term and an implied annual discount rate of 6.89%. These convertible notes bear 0% interest rate and are convertible by the holders into AiBtl’s common stock at $5 per share at any time before maturity. AiBtl reserves the right to repurchase the note in full at any time before maturity. AiBtl and the investors mutually agreed to renewed these convertible notes for another year, expiring on November 1, 2026 and November 5, 2026, respectively.

The convertible notes payable is accounted for in accordance with ASC 470-20, Debt with Conversion and Other Options. The Company evaluated the conversion feature and determined that it qualifies for equity classification as it meets the “fixed-for-fixed” criteria. The proceeds from the issuance were allocated to the present value of the liability component in aggregate for $56,132, and to debt discount for $3,867. The debt discount is recorded in additional paid-in capital in the statement of change in equity. The debt discount is being amortized over the 1-year term using the effective interest method. During the three months ended June 30, 2026 and 2025, the Company recognized $0 and $1,000 in interest expense related to the amortization of the debt discount. During the six months ended June 30, 2026 and 2025, the Company recognized $0 and $1,984 in interest expense related to the amortization of the debt discount.

On April 5, 2025, AiBtl issued a convertible note payable with a principal amount of $9,010 to an individual investor, for total consideration of $9,010. The note has a 1-year term and an implied annual discount rate of 6.89%. with a 0% stated interest rate and is convertible by the holders into AiBtl’s common stock at $5 per share at any time before maturity. AiBtl reserves the right to repurchase the note in full at any time before maturity. In April 2026, the convertible note was extended for one year, expiring in April 2027.

On December 3, December 8, and December 26, 2025, AiBtl issued three convertible notes payable to an individual investor, with a principal amount of $240,000, $100,000, and $150,000, respectively, for total consideration equal to the principal amounts. These notes, with identical terms, have a 1-year term and state annual interest rate of 20%, and are convertible by the holders into AiBtl’s common stock at $7.5 per share at any time before maturity. AiBtl reserves the right to repurchase the note in full at any time before maturity.

For the new convertible notes issued in December 2025, the Company recognized a total interest expense of $24,501 for the three months ended June 30, 2026, and $49,002 for the six months ended June 30 2026.

Convertible Notes Payable – Related Party

On December 8 and December 30, 2025, AiBtl issued two convertible notes payable with principal amounts of $150,000 and $90,000, respectively, to an employee of the Company, a related party, for total consideration equal to the principal amounts. The notes have a 1-year term with a 20% interest rate and are convertible by the holders into AiBtl’s common stock at $7.5 per share at any time before maturity. AiBtl reserves the right to repurchase the note in full at any time before maturity.

For the new convertible notes issued in December 2025, the Company recognized a total interest expense of $12,000 for the three months ended June 30, 2026 and $24,000 for the six months ended June 30, 2026.

The carrying amounts of the liability component are summarized as follows:

June 30, 2026	Issuance Entity	Issuance Date	Maturity Date	Principal Amount at Issuance	Stated Interest Rate	Conversion Price	Common Stock to be converted	Principal Amount at Balance Sheet Date	Carrying Value	Fair Value
Other Note	AiBtl	November 1, 2024	November 1, 2026	$30,000	0%	$5.00	AiBtl	$30,000	30,000	30,000
Other Note	AiBtl	November 5, 2024	November 5, 2026	30,000	0%	$5.00	AiBtl	30,000	30,000	30,000
Other Note	AiBtl	April 6, 2025	April 5, 2027	9,010	0%	$5.00	AiBtl	9,010	9,010	9,010
Other Note	AiBtl	December 3, 2025	December 3, 2026	240,000	20%	$7.50	AiBtl	240,000	240,000	240,000
Other Note	AiBtl	December 8, 2025	December 8, 2026	100,000	20%	$7.50	AiBtl	100,000	100,000	100,000
Other Note	AiBtl	December 26, 2025	December 26, 2026	150,000	20%	$7.50	AiBtl	150,000	150,000	150,000
				$559,010				$559,010	$559,010	$559,010

June 30, 2026	Issuance Entity	Issuance Date	Maturity Date	Principal Amount at Issuance	Stated Interest Rate	Conversion Price	Common Stock to be converted	Principal Amount at Balance Sheet Date	Carrying Value	Fair Value
Convertible note – related party	AiBtl	December 8, 2025	December 8, 2026	$150,000	20%	$7.50	AiBtl	$150,000	$150,000	$150,000
Convertible note – related party	AiBtl	December 30, 2025	December 30, 2026	90,000	20%	$7.50	AiBtl	90,000	90,000	90,000
				$240,000				$240,000	$240,000	$240,000

December 31, 2025	Issuance Entity	Issuance Date	Maturity Date	Principal Amount at Issuance	Stated Interest Rate	Conversion Price	Common Stock to be converted	Principal Amount at Balance Sheet Date	Carrying Value	Fair Value
Other Note	AiBtl	November 1, 2024	November 1, 2025*	$30,000	0%	$5.00	AiBtl	$30,000	30,000	30,000
Other Note	AiBtl	November 5, 2024	November 5, 2025*	30,000	0%	$5.00	AiBtl	30,000	30,000	30,000
Other Note	AiBtl	April 6, 2025	April 6, 2026	9,010	0%	$5.00	AiBtl	9,010	9,010	9,010
Other Note	AiBtl	December 3, 2025	December 3, 2026	240,000	20%	$7.50	AiBtl	240,000	240,000	240,000
Other Note	AiBtl	December 8, 2025	December 8, 2026	100,000	20%	$7.50	AiBtl	100,000	100,000	100,000
Other Note	AiBtl	December 26, 2025	December 26, 2026	150,000	20%	$7.50	AiBtl	150,000	150,000	150,000
				$559,010				$559,010	$559,010	$559,010

December 31, 2025	Issuance Entity	Issuance Date	Maturity Date	Principal Amount at Issuance	Stated Interest Rate	Conversion Price	Common Stock to be converted	Principal Amount at Balance Sheet Date	Carrying Value	Fair Value
Convertible note – related party	AiBtl	December 8, 2025	December 8, 2026	$150,000	20%	$7.50	AiBtl	$150,000	$150,000	$150,000
Convertible note – related party	AiBtl	December 30, 2025	December 30, 2026	90,000	20%	$7.50	AiBtl	90,000	90,000	90,000
				$240,000				$240,000	$240,000	$240,000

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following as of the periods indicated:

	June 30,	December 31,
	2026	2025
Accrued research and development expense (1)	$1,741,083	$1,754,083
Accrued directors and officers (owners) compensation	1,360,777	1,358,293
Cash portion of the Lind Note repayments	500,000	492,376
Accrued compensation and employee benefits	28,435	86,744
Others	569,732	470,133
Total	$4,200,027	$4,161,629

(1)	Management continually reviews the stage of clinical trial activity with the finance and clinical operations teams based on latest trial enrollment status, activity logs and vendor invoicing schedules, and then accrues expenses as incurred for services received or performed as of each balance sheet date. To date, there have been no material differences between management estimates of such expenses and the amounts incurred.

As of June 30, 2026, the $1,741,083 accrued research and development expense represents the amounts due to third-parties for outside contracted services for manufacturing and process development. According to periodic management review, during the year ended December 31, 2025, there were no significant changes in the stage of clinical trial activities, nor any new vendors added or modifications to contractual terms that would necessitate adjusting the accruals. Based on known information, current progress and services received as of December 31, 2025, it is very likely that the current estimate will not change to a significant extent.

However, the accruals may increase for additional services received in the future with the planned resumption of ophthalmology and CNS trials, or if new clinical trials are initiated. Actual results may differ materially from the current estimated amounts if there are unforeseen changes in trial progress, vendor performance, or billing practices in the future.

9. SHORT-TERM LOANS

(1)	Short-term loans consist of the following:

	June 30,	December 31,
	2026	2025
Cathay United Bank	$29,462	$89,512
CTBC Bank	-	636,000
Other individual	30,000	30,000
Total	$59,462	$755,512

Cathay United Bank

On June 28, 2016, BioLite Taiwan and Cathay United Bank entered into a one-year bank loan agreement (the “Cathay United Loan Agreement”) in a credit limit amount of NTD 7.5 million, equivalent to $228,750. The term started June 28, 2016 with maturity date at June 28, 2017. The loan balance bears interest at a floating rate of prime rate plus 1.31%. The prime rate is based on the term deposit saving interest rate of Cathay United Bank. The Company renews the agreement with the bank every year, and the next renewal date is September 6, 2026. As of June 30, 2026 and December 31, 2025, the effective interest rates per annum was 3.05% and 2.99%, respectively. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman. During the six months ended June 30, 2026, the Company repaid the loan in total of NTD 1,876,566, equivalent to $59,299.

Interest expenses were $380 and $1,293 for the three months ended June 30, 2026 and 2025, respectively, and were $977 and $2,762 for the six months ended June 30, 2026 and 2025, respectively.

CTBC Bank

On June 12, 2017 and July 19, 2017, BioLite Taiwan and CTBC Bank entered into two short-term saving secured bank loan agreements (the “CTBC Loan Agreements”) in a credit limit amount of NTD 10 million, equivalent to $327,500, and NTD 10 million, equivalent to $327,500, respectively. Both loans with the same maturity date on January 19, 2018. In February 2018, BioLite Taiwan combined two loans and extended the loan contract with CTBC for one year. The Company renews the agreement with the bank every six months, and the next renewal date is July 10, 2026. The loan balances bear interest at a fixed rate of 2.5% per annum, and is secured by the money deposited in a savings account with the CTBC Bank. This loan was also personal guaranteed by the Company’s chairman and BioFirst. During the year ended December 31, 2020, BioLite Taiwan opened a TCD account with CTBC bank to guarantee the loan going forward. During the three months ended March 31, 2026, the Company paid off the loan in total of NTD 20,000,000, equivalent to $632,000.

Interest expenses were nil and$3,981 for the three months ended June 30, 2026 and 2025, respectively, and $3,593 and $7,742 for the six months ended June 30, 2026 and 2025, respectively.

Other individual – Third party

On March 21, 2024, the Company issued an unsecured promissory note to a third party for the proceeds of $30,000. The note bears interest rate of 12% per annum and matures on March 21, 2025, or upon the occurrence of an event of default. The promissory note was extended for another year and matures on March 21, 2027, with the same terms.

Interest expenses were $898 and $898 for the three months ended June 30, 2026 and 2025, respectively, and were $1,785 and $1,785 for the six months ended June 30, 2026 and 2025, respectively.

10. RELATED PARTIES TRANSACTIONS

The related parties of the company with whom transactions are reported in these financial statements are as follows:

Name of entity or Individual	Relationship with the Company and its subsidiaries
BioFirst Corporation (the “BioFirst”)	Entity controlled by controlling beneficiary shareholder of YuanGene
BioFirst (Australia) Pty Ltd. (the “BioFirst (Australia)”)	100% owned by BioFirst; Entity controlled by controlling beneficiary shareholder of YuanGene
Rgene Corporation (the “Rgene”)	Shareholder of the Company; Entity controlled by controlling beneficiary shareholder of YuanGene; the Chairman of Rgene is Mr. Tsung-Shann Jiang
GenePharm Inc. (the “GenePharm”)	Dr. George Lee, Board Director of Biokey, is the Chairman of GenePharm.
The Jiangs

Mr. Tsung-Shann Jiang, the controlling beneficiary shareholder of the Company and Rgene, the Chairman and CEO of the BioLite Holding Inc. and BioLite Inc. and the President and a member of board of directors of BioFirst

Ms. Shuling Jiang, is the Chairman of Keypoint; and a member of board of directors of the Company and BioLite Inc, and a member of board of directors of BioFirst; a director and beneficial owner of more than 10% of the ABVC’s outstanding common stock

Mr. Eugene Jiang is Mr. and Ms. Jiang’s son. Mr. Eugene Jiang is the chairman, and majority shareholder of the Company and a member of board of directors of BioLite Inc. Mr. Eugene Jiang is a member of board of directors of BioFirst.

Mr. Chang-Jen Jiang is Mr. Tsung-Shann Jiang’s sibling and the director of the Company, and a member of board of directors of BioFirst.

Ms. Mei-Ling Jiang is Ms. Shuling Jiang’s sibling.

BioLite Japan	Entity controlled by controlling beneficiary shareholder of ABVC
BioHopeKing Corporation (“BHK”)	Entity controlled by controlling beneficiary shareholder of ABVC
AiBtl (Holding) BioPharma, Inc. (“AiBtl Holding”)	Founding shareholder of AiBtl BioPharma Inc.
Jaimes Vargas Russman	CEO of AiBtl BioPharma Inc.
Lion Arts Promotion, Inc. (“Lion Arts”)	Entity controlled by the Jiangs.

Consulting fees – related parties

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Lion Arts	$48,875	$57,441	$108,283	$126,019

In March 2024, the BioLite engaged Lion Arts to provide operation, business development, human resources, and capital finance consulting services in Taiwan. The agreement is for 12 months expiring in February 2025, and was renewed twice, each for another 12 months, expiring February 2027. The service fee is NTD 5,520,000 (approximately $173,328) for each of the contracts expiring 2026 and 2027.

In May 2025, BioLite entered another consulting agreement with Lion Arts for international business development for service fee of NTD 2,000,000 (approximately $62,800). This agreement is for 12 months expiring April 2026, and is optional for renewal upon mutual agreement.

Due from related parties

Amounts due from related parties consisted of the following as of the periods indicated:

Due from related party- Current

	June 30,	December 31,
	2026	2025
BioFirst (1)	$134,026	$761,017
Rgene (2)	2,317	2,347
Director (3)	1	24
Total	$136,344	$763,388

Due from related parties- Non-current, net

	June 30,	December 31,
	2026	2025
BioFirst (Australia) (4)	$839,983	$839,983
BioHopeKing Corporation (5)	123,757	120,210
Total	963,740	960,193
Less: allowance for expected credit losses accounts	(963,740)	(960,193)
Net	$-	$-

(1)

On December 31, 2023, BioLite Taiwan entered into a loan agreement with BioFirst, with a principal amount of $337,707, which bears interest at 12% per annum for the use of working capital. During the year ended December 31, 2024, the Company entered into another loan agreement with BioFirst, with a principal amount of $347,883, which bears interest at 12% per annum for the use of working capital. During the six months ended June 30, 2026, the Company entered several loan agreements with BioFirst, in the aggregate of $147,572. These loans bear 12% per annum, with the term of 12 months. During the six months ended June 30, 2026, the Company also received around $793,567 repayment. The funds were used to support BioFirst’ daily operations.

As of June 30, 2026 and December 31, 2025, the outstanding loan and interest balance were $97,842 and $761,017, respectively.

As of June 30, 2026 and December 31, 2025, the Company has other receivables amounted to $36,184 and nil, respectively.

(2)	As of June 30, 2026 and December 31, 2025, the Company has other receivables amounted $2,317 and $2,347, respectively, from Rgene due to daily operations.

(3)	The director paid certain operating expenses on behalf of the Company.

(4)

On July 1, 2020, the Company entered into a loan agreement with BioFirst (Australia) for $361,487 to properly record R&D cost and tax refund allocation based on co-development contract executed on July 24, 2017. The loan was originally set to be mature on September 30, 2021 with an interest rate of 6.5% per annum, but on September 7, 2021, the Company entered into a loan agreement with BioFirst (Australia) for $67,873 to meet its new project needs. On July 27, 2021, the Company repaid a loan 249,975 to BioFirst (Australia). On December 1, 2021, the Company entered into a loan agreement with BioFirst (Australia) for $250,000 to increase the cost for upcoming projects. The loan will be matured on November 30, 2022 with an interest rate of 6.5% per annum. In 2022, the Company entered into several loan agreements with BioFirst (Australia) for a total amount of $507,000 to increase the cost for upcoming projects.  During the first quarter of 2023, the Company entered into several loan agreements with BioFirst (Australia) for a total amount of $88,091 to increase the cost for upcoming projects. During the second quarter of 2023, the Company entered into several loan agreements with BioFirst (Australia) for a total amount of $25,500 to increase the cost for upcoming projects. All the loans period was twelve months with an interest rate of 6.5% per annum. For accounting purpose, the due from and due to related party balances was being net off. As of June 30, 2026 and December 31, 2025, the outstanding loan balances and allocated research fee were both amounted to $681,185, and accrued interest balances were both amounted $158,798.

The business conditions of BioFirst (Australia) deteriorated and, as a result, the Company recognized expected credit losses of $839,983 for the year ended December 31, 2023. The Company stopped accruing interest income recognizing such losses.

(5)	On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”, see Note 4). The development costs shall be shared 50/50 between BHK and the Company. Under the term of the agreement, BioLite issued relevant development cost to BHK. As of June 30, 2026 and December 31, 2025, due from BHK was both NTD 3,941,299 (approximately$123,363 and $120,210, respectively). The business conditions of BHK deteriorated and as a result, the Company recognized expected credit losses of NTD 3,941,299 as of December 31, 2024. No recovery was made during the six months ended June 30, 2026.

The Company’s due from related parties are subject to certain risks that our collaborative parties, including OncoX and FEYE, would face. Such risks exist in future market conditions, macro economy, legal and regulatory, results of clinical trials and product developments, and among others. As of June 30, 2026, the Company’s comprehensive review of these due from related party balances indicates that there are no expected losses except those being recognized above. This conclusion is based on business relationships with our related parties and the absence of any significant indicators of potential default.

Due to related parties

Amount due to related parties consisted of the following as of the periods indicated:

	June 30,	December 31,
	2026	2025
The Jiangs (1)	$277	$300
Shareholders and Subsidiaries’ management(2)	265,022	-
ForSeeCon (3)	-	70,000
OncoX (3)	-	35,404
Total	$265,299	$105,704

(1)

Since 2019, the Jiangs advanced funds to the Company for working capital purposes. As of March 31, 2026 and December 31, 2025, the outstanding balance due to the Jiangs amounted to $277 and $300, respectively. These loans bear no interest and are due on demand. In addition, during year ended 2025, the Company purchased a piece of land in Taiwan from Shuling Jiang, as discussed in Note 5.

(2)

At the end of June 30, 2026, the shareholders advanced funds to the Company for working capital purposes.The advances bear an interest rate around 12% per annum, starting from July 1, 2026 for a term of one year.

In June 2026, management of Biokey advanced funds to Biokey for working capital purposes. The advances does not bear any interest.

(3)	As of December 31, 2025, the Company had balances due to ForSeeCon and OncoX of $70,000 and $35,404, respectively, relating to amounts previously received but not recognized as licensing revenue. During the first quarter of 2026, the Company settled the outstanding balances with ForSeeCon and OncoX. Accordingly, no amounts remained payable to either party as of June 30, 2026.

Asset pledged for related party’s bank loan

Shuling Jiang acts as the Company’s agent to hold the land in Taoyuan, amounting to $4,656,460. And the land is pledged for her bank loan of NTD 15,000,000 (equivalent to $471,000), which is due on April 16, 2027.

11. INCOME TAXES

Income tax (benefit) expense for the six months ended June 30, 2026 and 2025 were $0 and $23,627, respectively.

The income tax expense applicable to income before income taxes consists of the following

	Six Months Ended June 30,
	2026	2025
Current income taxes:
Federal	-	-
State	-	-
Foreign	-	23,627
Total Current	-	23,627
Deferred income taxes:
Federal	-	-
State	-	-
Foreign	-	-
Total deferred	-	-
Income tax expenses	-	23,627

Loss before income tax consists of the following

	Six Months Ended June 30,
	2026	2025
U.S.	(2,088,301)	(2,785,284)
Foreign	(412,117)	(468,112)
Loss before income tax	$(2,500,418)	$(3,253,396)

The income tax expense (benefit) differs from the amount computed by applying the US federal statutory rate of 21.0% to income before income taxes for six months ended June, 2026 and 2025, respectively, as follows:

	Six Months Ended June 30, 2026		Six Months Ended June 30, 2025
US Federal Statutory Tax Rate	$(525,088)	21.0%	$(683,213)	$21.0%
State and Local Income Taxes, net of Federal Income Tax Effect	(54,728)	2.2%	(29,304)	0.9%
Foreign tax effects
Taiwan-reduced statutory tax rate on qualifying income	12,365	(0.5)%	4,681	(0.1)%
Effect of Cross-boarder tax laws	-	-%	-	-%
Tax credits	-	-%	-	-%
Nontaxable or non-deductible items
Stock-based compensation	218,487	(8.7)%	340,281	(10.5)%
others	11,798	(0.5)%	17,448	(0.5)%
Change in valuation allowances	337,166	(13.5)%	373,734	(11.5)%
Others (1)	-	-%	-	-%
Income tax expenses	-	-%	23,627	(0.7)%

(1)	includes the tax effects of enactment of new tax laws and change in unrecognized tax benefits.

The amount of cash (refund) paid for income taxes for the six months ended June 30, 2026 and 2025 is as follows:

	Six Months Ended June 30,
	2026	2025
Federal	-	-
State	-	-
Foreign		-
Taiwan	(1,209)	1,969
Total Current	(1,209)	1,969

Deferred tax assets (liability) as of June 30, 2026 and December 31, 2025 consist approximately of:

	June 30,	December 31,
	2026	2025
Loss on impairment of assets	881,855	881,855
Net operating loss carryforwards	6,810,871	6,473,705
Operating lease liabilities	413,886	446,376
Operating lease assets	(409,757)	(445,321)
Deferred tax assets, gross	7,696,855	7,356,615
Valuation allowance	(7,696,855)	(7,356,615)
Deferred tax assets, net	-	-

A reconciliation of gross unrecognized tax benefits is as follows:

The Company had no unrecognized tax benefits or related interest and penalties accrued as of June 30, 2026 or December 31, 2025. The Company’s accounting policy is to recognize any interest and penalties related to uncertain tax positions as components of income tax expense.

12. EQUITY

Stock-Based Compensation and Payments

The Company has entered several agreements with its landlord in California, which both parties agreed that the Company issues its common stocks in lieu of cash for certain months of rent.

Shares-based compensations for the three months ended June 30, 2026 and 2025 consist approximately of:

	Three Months Ended June 30, 2026		Three Months Ended June 30, 2025
	Shares issued	Compensation amount	Shares issued	Compensation amount
Rent	102,448	114,307	179,806	133,185
Employee compensation	-	-	90,277	94,791
Restricted shares to advisors and consultant	4,486	4,734	-	-
Common stocks to advisors and consultants	300,000	388,000	518,471	454,369
Total share-based compensation	406,934	507,041	788,554	682,345

Shares-based compensations for the six months ended June 30, 2026 and 2025 consist approximately of:

	Six Months Ended June 30, 2026		Six Months Ended June 30, 2025
	Shares issued	Compensation amount	Shares issued	Compensation amount
Rent	162,453	220,594	260,460	181,956
Employee compensation	69,171	69,171	90,277	94,792
Restricted shares to advisors and consultant	106,501	203,150	-	-
Common stocks to advisors and consultants	550,000	801,500	518,471	454,370
Total share-based compensation	888,125	1,294,415	869,208	731,118

Stock to be issued

In 2024, the Company received $31,040 from an investor to subscribe 41,387 shares of the Company’s common stock. These stocks are not issued as of June 30, 2025 due to certain transfer process is uncompleted.

During the six months ended June 30, 2025, the Company conducted several private offerings of its common stock to several individual investors, and issued 2,566,557 unregistered shares at $0.60 to $1.30 per share, raising a total of $1,868,750. Among these offerings, 130,771 shares are yet to be issued as of June 30, 2025 but issued on July 11, 2025, accounted for $170,000 fund raised.

In April 2025, the Company issued 518,471 shares of common stock to various business consultants for financial and business advisory services, for the consideration of $454,370. In May and June 2025, the Company incurred $721,559 consulting service charges to be paid with 792,362 shares of the Company’s common stock. As of June 30, 2025, above 792,362 shares are not yet issued.

During the six months ended June 30, 2025, the Company compensated an employee with 250,000 shares of the Company’s common stocks amounting to $262,500 for her additional services. 159,723 shares amounted to $167,709 was not issued as of June 30, 2025, and 59,723 shares were issued in July 2025.

In March 2026, the Company received $63,492 from an investor to subscribe 45,351 shares of the company’s common stock. The shares were issued in April 2026 due to administrative process.

In November and December 2025, the Company compensated an employee by 100,000 shares of the Company’s common stocks amounting to $254,000 for her additional services. These shares were not issued as of December 31, 2025 and were canceled in May 2025.

Noncontrolling Interests

On March 14, 2024, AiBtl issued 1,610,700 AiBtl’s common stocks to a land acquisition transaction in Taiwan, including the 1-year business consulting fee of $383,500 incurred beginning in November 2023, and the cost of land $7,670,000. The land will be used for developing health related businesses. However, upon the closing of the transaction, both parties are aware of such Taiwan’s legal restrictions prohibiting foreign entities directly owning farmland. In August 2024, the Company incorporated a controlling subsidiary, Yunzhiyi, to hold the title of the land upon government’s approval. On March 31, 2025, AiBtl and the landowners executed the Nominee Holding Agreement, Land Lease Agreement, and Consulting Agreement, under the witness of and confirmed by a legal counsel in Taiwan, in which the landowners unconditionally grant the full legal rights to the land to AiBtl before the completion of the title transfer. These agreements are effective until the title transfer is completed. Based on the execution of the agreement, AiBtl recognized $7,670,000 ($5 per share of AiBtl’s common stock) of land on its balance sheet.

The Company applied a valuation agent to value the land, applying the observable market quote.

To further secure the ownership of land, the board of AiBtl authorized Ms. Jiang in June 2025 to temporarily hold the land title until the administrative procedures are finalized. The title was transferred to Ms. Jiang later that month. During the transaction, AiBtl paid $5,794 for government review and recorded in acquisition costs.

On May 15, 2026, the Ministry of Agriculture of Taiwan issued an approval letter permitting Yunzhiyi to acquire the five farmland plots comprising the Taiwan Land for use in agricultural crop cultivation. This approval letter also serves as proof for Yunzhiyi’s application for registration of the transfer of ownership of the Taiwan Land, and is valid for one year from the date of issuance. On July 20, 2026, Yunzhiyi completed the ownership transfer registration of the Taiwan Land with the Puli Land Office, Nantou County, and the land ownership certificates for all five parcels have been duly issued.

Lind Offerings and Repayments

On March 3, 2025 and April 1, 2025, Lind converted the remaining $400,000 ($200,000 in each conversion) principal balance on 2nd Lind Note into 400,000 shares of the Company’s common stocks. All principal balance of 2nd Lind Note was fully converted as of April 1, 2025.

On March 3, 2025 and April 1, 2025, May 14, 2025, and June 5, 2025, Lind converted $800,000 ($200,000 in each conversion) principal balance on 3rd Lind Note into 800,000 shares of the Company’s common stocks, leaving outstanding principal of $200,000 as of June 30, 2025.

On July 9, 2025, Lind converted the remaining $200,000 outstanding 3rd Lind Note to the Company’s common stocks.

13. STOCK OPTIONS

The Company’s 2025 annual meeting of shareholders approved an increase in the Company’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”) up to a maximum of 15% of the number of issued and outstanding shares on the date of the meeting and permit the automatic increase of such shares available under the Plan, on January 1 of each year, by that number of shares equal to 5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, commencing on January 1, 2026 and ending with the year that the additional number of shares equals 15% of the number of shares of common stock issued and outstanding as of December 31 of the previous year. As of the date of the 2025 annual meeting of shareholders, the outstanding share was 16,153,055 shares, which results in the maximum shares issuable of 2,422,958 shares under the Plan.

Stock Options

Options issued and outstanding as of June 30, 2025 and 2026, and their activities during the year then ended are as follows respectively:

		Weighted-	Weighted-
		Average	Average
	Number of	Exercise	Contractual
	Underlying Shares (post-split)	Price Per Share (post-split)	Life Remaining in Years	Aggregate Intrinsic Value
Outstanding as of January 1, 2025	258,710	$27.9	6.74	-
Granted	-	-	-	-
Forfeited	-	-	-	-
Outstanding as of June 30, 2025	258,710	27.9	6.25	$-
Exercisable as of June 30, 2025	258,710	27.9	6.25	$-
Vested and expected to vest	258,710	$27.9	6.25	$-

		Weighted-	Weighted-
		Average	Average
	Number of	Exercise	Contractual
	Underlying Shares (post-split)	Price Per Share (post-split)	Life Remaining in Years	Aggregate Intrinsic Value
Outstanding as of January 1, 2026	258,710	$27.9	5.74	-
Granted	-	-	-	-
Forfeited	-	-	-	-
Outstanding as of June 30, 2026	258,710	27.9	5.25	$-
Exercisable as of June 30, 2026	258,710	27.9	5.25	$-
Vested and expected to vest	258,710	$27.9	5.25	$-

Stock Warrants - Shuling

Warrants issued in July 2025 and outstanding in connection with Shuling land transaction (See Note 5) as of June 30, 2026, and their activities during the year ended are as follows:

	Number of Underlying Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Contractual Life Remaining in Years	Aggregate Intrinsic Value
Outstanding as of January 1, 2026	1,000,000	$2.50	4.54	$-
Issued	-	-	-	-
Exercised	-	$-	-	-
Outstanding as of June 30, 2026	1,000,000	$2.50	4.04	$-

Stock Warrants – Lind Notes

On January 5, 2025, the Company and Lind entered into a third letter agreement, pursuant to which Lind agreed to exercise for cash, 1,029,167 of the Existing Warrants to purchase shares of Common Stock, with a current exercise price of $0.75 per share, at a reduced exercise price of $0.40 per share.

In July 2025, Lind exercised 500,000 warrants and left 500,000 warrants as of December 31, 2025.

In January 2026, Lind exercised 102,000 warrants and left 398,000 warrants as of the date of this report.

Warrants issued and outstanding in connection with above Lind convertible notes as of June 30, 2025 and 2026, and their activities during the six-month period ended are as follows:

	Number of Underlying Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Contractual Life Remaining in Years	Aggregate Intrinsic Value
Outstanding as of January 1, 2025	2,029,167	$0.00	4.20	$195,542
Issued	-	-	-	-
Exercised	(1,029,167)	$0.40	-	-
Outstanding as of June 30, 2025	1,000,000	$0.40	3.89	$1,825,000

	Number of Underlying Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Contractual Life Remaining in Years	Aggregate Intrinsic Value
Outstanding as of December 31, 2025	500,000	$1.00	3.39	$565,000
Issued	-	-	-	-
Exercised	(102,000)	$1.00	-	-
Outstanding as of June 30, 2026	398,000	$1.00	2.90	$230,840

14. LEASE

The Company follows ASC 842 for lease accounting. The Company elected the short-term lease exemption and generally accounts for lease and non-lease components separately.

Under ASC 842, the Company recognizes right-of-use (“ROU”) assets and corresponding lease liabilities on the consolidated balance sheets. ROU assets represent the right to use the underlying leased assets over the lease term, and lease liabilities represent the present value of future minimum lease payments. Because most leases do not provide an implicit rate, the Company uses its incremental borrowing rate at lease commencement to measure lease liabilities. Future minimum lease payments primarily include fixed base rent obligations.

The Company recognized lease liabilities, with corresponding ROU assets, based on the present value of unpaid lease payments for existing operating leases longer than twelve months. The ROU assets were adjusted per ASC 842 transition guidance for existing lease-related balances of accrued and prepaid rent, unamortized lease incentives provided by lessors, and restructuring liabilities. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in selling, general and administrative expenses. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

The Company has no finance leases. The Company’s leases primarily include various office and laboratory spaces, copy machine, and vehicles under various operating lease arrangements. The Company’s operating leases have remaining lease terms of up to approximately five years.

	June 30, 2026	December 31, 2025
ASSETS
Operating lease right-of-use assets	$1,743,926	$1,913,278
LIABILITIES
Operating lease liabilities (current)	358,107	317,557
Operating lease liabilities (non-current)	1,405,483	1,600,747

Supplemental Information

The following provides details of the Company’s lease expenses:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating lease expenses	$134,407	$117,166	$279,541	$236,496

Other information related to leases is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash paid for amounts included in the measurement of operating lease liabilities	$20,101	$34,919	$58,947	$54,539
Stock paid for amounts included in the measurement of operating lease liabilities	114,307	84,411	220,594	181,957

	June 30, 2026	December 31, 2025
Weighted Average Remaining Lease Term:
Operating leases	4.57 years	5.00 years

Weighted Average Discount Rate:
Operating leases	7.25%	7.11%

The minimum future annual payments under non-cancellable leases during the next five years and thereafter, at rates now in force, are as follows:

Operating leases
2026 (Excluding current period)	$223,497
2027	442,272
2028	447,266
2029	459,222
2030	422,821
Thereafter	70,814
Total future minimum lease payments, undiscounted	2,065,892
Less: Imputed interest	(302,302)
Present value of future minimum lease payments	$1,763,590

15. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of June 30, 2026 and up through the date of the consolidated financial statements was available to the issued.

16. SUBSEQUENT EVENTS

On July 20, 2026, Yunzhiyi completed the ownership transfer registration of the Taiwan Land with the Puli Land Office, Nantou County, and the land ownership certificates for all five parcels have been duly issued. See note 5 and note 12 for details.

On June 22, 2026, ABVC announced plans for the partial legal and structural separation of the BioKey Cayman business from ABVC (the “Reorganization Transactions”), consisting of two distinct steps: (i) the legal separation of BioKey Cayman from ABVC (the “Separation”) and (ii) the subsequent distribution of BioKey Cayman shares to ABVC shareholders (the “Distribution”). To effect the Separation, BioKey Cayman filed a Registration Statement on Form 10 pursuant to the Exchange Act (File No. 000-56853), which became effective on June 25, 2026. Shortly before the Form 10 became effective, BioKey Cayman and ABVC entered into the Separation and Distribution Agreement dated as of June 22, 2026 and related ancillary agreements. Upon effectiveness of the Form 10 and execution of the Separation and Distribution Agreement, BioKey Cayman became a separate Exchange Act reporting company, although ABVC continued to own 100% of its outstanding shares pending the Distribution. ABVC intends to distribute approximately 4,500,000 BioKey Cayman Ordinary Shares, representing approximately 15% of BioKey Cayman’s issued and outstanding Ordinary Shares, to ABVC shareholders on a pro rata basis. Following the Distribution, ABVC is expected to retain approximately 85% of BioKey Cayman and remain its controlling shareholder. The Distribution was originally scheduled for August 3, 2026 but was postponed due to outstanding tax, administrative and regulatory matters. A revised distribution date has not yet been determined. Accordingly, BioKey Cayman remains wholly owned by ABVC until the Distribution is completed.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Caution Regarding Forward-Looking Information

FORWARD-LOOKING INFORMATION

The following information should be read in conjunction with ABVC BioPharma, Inc. and its subsidiaries (“we”, “us”, “our”, or the “Company”) condensed unaudited financial statements and the notes thereto contained elsewhere in this report. Information in this Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this Form 10-Q that does not consist of historical facts, are “forward-looking statements.” Statements accompanied or qualified by, or containing words such as “may,” “will,” “should,” “believes,” “expects,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume,” and “assume” constitute forward-looking statements, and as such, are not a guarantee of future performance.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. Actual results could differ materially from those anticipated as a result of the factors described in the “Risk Factors” and detailed in our other Securities and Exchange Commission (“SEC”) filings. Risks and uncertainties can include, among others, international, national and local general economic and market conditions: demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to obtain sufficient financing to continue and expand business operations; the ability to develop technology and products; changes in technology and the development of technology and intellectual property by competitors; the ability to protect technology and develop intellectual property; and other factors referenced in this and previous filings. Consequently, investors should not place undue reliance on forward-looking statements as predictive of future results.

Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this report or incorporated by reference might not transpire. Factors that cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described elsewhere in this report and in the “Risk Factors” section of our annual report on form 10-K.

The Company disclaims any obligation to update the forward-looking statements in this report.

Overview

ABVC BioPharma Inc., which was incorporated under the laws of the State of Nevada on February 6, 2002, is a clinical stage biopharmaceutical company focused on development of new drugs and medical devices, all of which are derived from plants. The Company has three directly wholly owned subsidiaries, BriVision, BioLite Holding Inc. (“BioLite Holding”) and BioKey (Cayman), Inc. (“BioKey Cayman”), and one majority-owned subsidiary, AiBtl BioPharma Inc. (“AiBtl”). BioKey Cayman owns 100% of BioKey, Inc. (“BioKey”), the Company’s California-based pharmaceutical manufacturing and development subsidiary.

BioLite Holding was incorporated in the State of Nevada with wholly owned subsidiary BioLite BVI, Inc. (“BioLite BVI”) that was incorporated in the British Virgin Islands. BioLite BVI holds 73% ownership of BioLite Inc. (“BioLite Taiwan”), a Taiwanese corporation that was founded in February 2006. BioLite Taiwan has been in the business of developing new drugs since it was incorporated.

Yun Zhi Yi Co., Ltd. (“Yun Zhi Yi”), a Taiwanese corporation, was incorporated in August 2024, with 90% owned by BioLite Taiwan and 10% owned by Shuling Jiang (“Shuling”, or “Ms. Jiang”), a director and beneficial owner of more than 10% of ABVC’s outstanding common stock. This entity was set up for holding land located in Puli, Tawain that AiBtl sought to acquire, which land will be used for developing health related business. Due to Taiwan’s legal restrictions prohibiting foreign entities from directly owning farmland, the parties structured the arrangement through nominee holdings and AiBtl’s board authorized Ms. Jiang to temporarily hold the land title until the administrative procedures were finalized. The title was transferred to Ms. Jiang later that month, and the Company recorded $5,794 in acquisition costs associated with the transaction. On May 15, 2026, the Ministry of Agriculture of Taiwan issued an approval letter permitting Yun Zhi Yi to acquire the five farmland plots comprising the Taiwan Land for use in agricultural crop cultivation. This approval letter also serves as proof for Yun Zhi Yi’s application for registration of the transfer of ownership of the land and is valid for one year from the date of issuance. On July 20, 2026, Yun Zhi Yi completed the ownership transfer registration of the land with the Puli Land Office, Nantou County, and the land ownership certificates for all five parcels have been duly issued.

Incorporated in California on November 20, 2000, BioKey, Inc. (“BioKey”), a subsidiary of the Company, has chosen to initially focus on developing generic drugs to ride the opportunity of the booming industry.

BioKey Cayman was incorporated in Cayman Islands in July 2023, which is 100% owned by ABVC. This subsidiary has no activities since inception. On May 10, 2025, ABVC transferred its 100% ownership in BioKey to BioKey Cayman. This reorganization did not have other impact to the consolidated financial statements.

Medicines derived from plants have a long history of relieving or preventing many diseases and, typically, have exhibited fewer side effects than drugs developed from animals or chemical ingredients. Perhaps the most famous example is aspirin, which evolved from a compound found in the bark and leaves of the willow tree and was later marketed by Bayer starting in 1899. Aspirin has very few serious side effects and has proven to be one of the most successful drugs in medical history. Some 50 years later, scientists identified anticancer compounds in the rosy periwinkle, which Eli Lilly subsequently produced for the treatment of leukemia and Hodgkins disease. Other well-known examples of successful botanical drugs include the cancer-fighting Taxol, isolated from the Pacific yew tree.

The Company develops its pipeline by carefully tracking new medical discoveries or medical device technologies in research institutions in the Asia-Pacific region. Pre-clinical, disease animal model and Phase I safety studies are examined closely by the Company’s scientists and other specialists known to the Company to identify drugs that it believes demonstrate efficacy and safety based on the Company’s internal qualifications. Once a drug is shown to be a good candidate for further development and ultimately commercialization, BriVision licenses the drug or medical device from the original researchers and begins to introduce the drugs clinical plan to highly respected principal investigators in the United States, Australia and Taiwan. In almost all cases, we have found that research institutions in each of those countries are eager to work with the Company to move forward with Phase II clinical trials.

Institutions that have or are now conducting phase II clinical trials in partnership with ABVC include:

●	Drug: ABV-1504, Major Depressive Disorder (MDD), Phase II completed. NCE drug Principal Investigators: Charles DeBattista M.D. and Alan F. Schatzberg, MD, Stanford University Medical Center, Cheng-Ta Li, MD, Ph.D - Taipei Veterans General Hospital

●	Drug: ABV-1505, Adult Attention-Deficit Hyperactivity Disorder (ADHD), Phase II Part 1 completed. Principal Investigators: Keith McBurnett, Ph.D. and Linda Pfiffner, Ph.D., University of California San Francisco (UCSF), School of Medicine. Phase II, Part 2 clinical study sites include UCSF and 5 locations in Taiwan. The Principal Investigators are Keith McBurnett, Ph.D. and Linda Pfiffner, Ph.D., University of California San Francisco (UCSF), School of Medicine; Susan Shur-Fen Gau, M.D., National Taiwan University Hospital; Xinzhang Ni, M.D. Linkou Chang Gung Memorial Hospital; Wenjun Xhou, M.D.; Kaohsiung Chang Gung Memorial Hospital; Ton-Ping Su, M.D., Cheng Hsin General Hospital; Cheng-Ta Li, M.D., Taipei Veterans General Hospital. Phase II, Part 2 began in the 1st quarter of 2022 at the 5 Taiwan sites. The UCSF site joined the study in the 2nd quarter of 2023. The subjects enrolled in the study has reached the number for interim analysis in December 2023, and the clinical study report was sent to the FDA.

●	Drug: ABV-1601, Major Depression in Cancer Patients, Phase I/II, NCE drug Principal Investigator: Scott Irwin, MD, Ph.D. - Cedars Sinai Medical Center (CSMC). The Company is trying to determine whether they can move into Phase II directly, since there is sufficient safety data from the MDD trial.

●	Medical Device: ABV-1701, Vitargus® in vitrectomy surgery, Phase II Study has been initiated in Australia and Thailand, Principal Investigator: Duangnate Rojanaporn, M.D., Ramathibodi Hospital; Thuss Sanguansak, M.D., Srinagarind Hospital of the two Thailand Sites and Professor/Dr. Matthew Simunovic, Sydney Eye Hospital; Dr. Elvis Ojaimi, East Melbourne Eye Group & East Melbourne Retina. The Phase II study started in the 2nd quarter of 2023, and the company is working on improvements to the Vitargus Product through the new batch of investigational product.

The following trials are expected to begin in the fourth quarter of 2026:

●	Drug: ABV-1519, Non-Small Cell Lung Cancer treatment, Phase I/II Study in Taiwan, Principal Investigator: Dr. Yung-Hung Luo, M.D., Taipei Veterans General Hospital (TVGH)

●	Drug: ABV-1703, Advanced Inoperable or Metastatic Pancreatic Cancer, Phase II, Principal Investigator: Andrew E. Hendifar, MD - Cedars Sinai Medical Center (CSMC)

Upon successful completion of a Phase II trial, ABVC will seek a partner, typically a large pharmaceutical company, to complete a Phase III study and commercialize the drug or medical device upon approval by the US FDA, Taiwan TFDA and other country regulatory authorities.

Another part of the Company’s business is conducted by BioKey, a subsidiary, that is engaged in a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase I through phase III) and commercial manufacturing.

The Vitargus® Phase II study was put on hold due to Serious Adverse Events (SAEs) observed in patients with retinal detachment treated with either Vitargus or SF6 comparator after vitrectomy surgeries at the Thailand sites. By comparing the Thailand study with the First-in-Human (FIH) study completed in Australia in 2018, the SAEs derived from the patients in the Thailand study may be due to the modified in-situ hydrogel procedure which allows a longer surgical time window for the study. The Company is investigating the root causes of the events and is working towards developing a safe device in-situ procedure before reinstating the study.

On March 5, 2025, Leeds Chow notified the Company of his resignation as CFO. While the Company is looking for a full-time Chief Financial Officer to fill the vacancy created by Leeds Chow’s resignation, the Company’s CEO, Uttam Patil will serve as the interim Chief Financial Officer of the Company.

On February 6, 2024, the Company entered into a definitive agreement with Shuling Jiang (“Shuling”), pursuant to which Shuling shall transfer the ownership of certain land she owns located at Taoyuan City, Taiwan (the “Land”) to the Company (the “Agreement”). Shuling is a director of the Company, and owns approximately 15.4% of the Company’s issued and outstanding shares of common stock as of February 6, 2024. In consideration for the Land, the Company was to pay Shuling (i) 703,496 restricted shares of the Company’s common stock (the “Shares”) at a price of $3.50 per share and (ii) five-year warrants to purchase up to 1,000,000 shares of the Company’s common stock, with an exercise price of $2.00 per share. Under the Agreement, Shuling was to also transfer outstanding liability owed on the Land (approximately $500,000) to the Company. On May 16, 2024, the Company’s board of directors determined that it was in the best interest of the Company and its shareholders to terminate the Agreement and not proceed with the transfer of land ownership. The shares were returned and the warrants were not issued.

On July 15, 2025, the Company entered into a definitive agreement with Shuling Jiang (“Shuling”), pursuant to which Shuling shall transfer the ownership of certain land she owns, with estimated fair value of $3,857,975, located at Taoyuan City, Taiwan (the “Land”) to the Company (the “Agreement”). Shuling is a director of the Company, and owns approximately 10.31% of the Company’s issued and outstanding shares of common stock as of June 3, 2025. In consideration for the Land, the Company was to pay Shuling (i) 2,035,136 restricted shares of the Company’s common stock (the “Shares”) at a price of $1.65 per share as approved in the June 3, 2025 annual shareholder meeting and (ii) five-year warrants to purchase up to 1,000,000 shares of the Company’s common stock, with an exercise price of $2.50 per share. Under the Agreement, Shuling was to also transfer outstanding liability owed on the Land (approximately $500,000) to the Company. The transaction is closed on the same date and the 2,035,136 restricted shares and the 1,000,000 warrants are issued on July 16, 2025 and July 15, 2025, respectively.

In connection with the Land transaction, on July 15, 2025, the Company entered into a one-year consulting agreement with Shuling, pursuant to which Shuling shall provide advisory and development support services related to the Land. Such services include but not limited to site supervision and care, liaison with local authorities regarding land zoning and permits, acting as the Company’s agent to the Land, and other Land development related matters. The Company shall issue 1,000,000 restricted shares of the Company’s common stock, subject to a 5-year vesting schedule of 200,000 shares per year. On July 16, 2025, the Company issued 200,000 shares of restricted stock as a prepayment for Shuling’s first year service.

On March 25, 2024, the Company, and one of its co-development partners, BioFirst Corporation, a company registered in Taiwan (“BioFirst”), each entered into a twenty-year, global definitive licensing agreement (the “Licensing Agreement”) with ForSeeCon Eye Corporation, a company registered in the British Virgin Islands (“FEYE”) for the products in the Company and BioFirst’s Ophthalmology pipeline, including Vitargus (the “Licensed Products”). The license covers the Licensed Products’ clinical trial, registration, manufacturing, supply, and distribution rights; FEYE also has the rights to sublicense or partner with a third party to develop the Licensed Products. As per each of the respective FEYE Licensing Agreements, each of the Company and BioFirst shall receive a total licensing fee of $33,500,000, composed of an upfront payment of $30,000,000, which can instead be paid with 5 million shares of FEYE stock at $6 per share within 30 days after the execution of the FEYE Licensing Agreement, and a $3,500,000 cash milestone payment, due 30 days upon completion of next round fundraising. Additionally, each of the Company and BioFirst are eligible to receive royalties of 5% of net Sales. At the closing of the licensing agreement, the Company received 5,000,000 FEYE shares but did not recognize such licensing revenue since the fair value of FEYE stock is uncertain.

On June 18, 2024, the Company and BioFirst, each entered into an amendment (the “Amendment”) to the Licensing Agreement with FEYE, pursuant to which the Company and BioFirst have agreed to allow FEYE to pay the second milestone payment in the amount of $3.5 million per Licensing Agreement, incrementally (such as $100,000), at any given time, rather than in one lump sum. During the year ended December 31, 2024, the Company received in cash and recognized revenue of $296,000, pursuant to the Amendment. There was no cash received in the six months periods ended June 30, 2026 and 2025, respectively.

On April 16, 2024, the Company entered into a definitive agreement with OncoX BioPharma, Inc., a private company registered in the British Virgin Islands (“Oncox”), pursuant to which the Company will grant Oncox an exclusive right to develop and commercialize ABVC’s single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Non-Small Cell Lung Cancer (the “Lung Cancer Products”), within North America for 20 years (the “April 2024 Oncox Agreement”). In consideration thereof, Oncox shall pay ABVC $6.25 million (or 1.25 million Oncox shares valued at $5 per share) 30 days after entering into the agreement and $625,000, 30 days following the completion of Oncox’s next round of fundraising, of which there is no guarantee; ABVC is also entitled to 5% royalties based on the net sales, as defined in the April 2024 Oncox Agreement, from the first commercial sale of the Lung Cancer Product in North America, of which there can be no guarantee. Oncox entered into another agreement with ABVC’s affiliate, Rgene Corporation, on the same terms. During the year ended December 31, 2024, the Company received in cash and recognized revenue of $200,000 pursuant to the agreement. At the time of transferring the license, the Company also received 1.25 million OncoX shares but did not recognize such licensing revenue since the fair value of Oncox stock is uncertain. There was no cash receipt in the six months periods ended June 30, 2026 and 2025, respectively.

On May 8, 2024, the Company entered into a definitive agreement with OncoX BioPharma, Inc., a private company registered in the British Virgin Islands (“Oncox”), pursuant to which the Company will grant Oncox an exclusive right to develop and commercialize ABVC’s BLEX 404 single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Pancreatic Cancer (the “Licensed Products”), within a certain territory, specified as 50% of the Worldwide Markets for 20 years (the “May 2024 Oncox Agreement”). In consideration thereof, Oncox shall pay ABVC a total of $6,250,000 (or 1,250,000 Oncox shares valued at $5 per share; price was determined through private negotiations between the parties; no third-party valuation was completed.) within 30 days of entering into the May 2024 Oncox Agreement, with an additional milestone payment of $625,000 in cash after OncoX’s next round of fundraising, of which there can be no guarantee. Oncox may remit cash payments of at least $100,000 towards the licensing fees and deductible from the second milestone payment; ABVC is also entitled to royalties of 5% of Net Sales, as defined in the May 2024 Oncox Agreement, from the first commercial sale of the Licensed Product in the noted territory, which remains uncertain. The Company will permit Oncox to pay the license fee in installments or in a lump sum and will allow Oncox to use its revenue to fund such payments. Oncox entered into another agreement with ABVC’s affiliate, Rgene Corporation, on the same terms.

On May 14, 2024, the Company and its subsidiary, BioLite Inc (collectively, the “licensor”), each entered into a licensing agreement with OncoX, on the same terms, pursuant to which the licensors will grant Oncox an exclusive right to develop and commercialize ABVC’s BLEX 404 single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Tripple Negative Breast Cancer (the TNBC Product), within a certain territory, specified as 50% of the Worldwide Markets for 20 years (the “May 14, 2024 Oncox Agreements”). In each agreement for consideration thereof, Oncox shall pay each licensor a total of $6,250,000 (or 1,250,000 Oncox shares valued at $5 per share; price was determined through private negotiations between the parties; no third-party valuation was completed.) within 30 days of entering into the May 14, 2024 Oncox Agreements, with an additional milestone payment of $625,000 in cash after OncoX’s next round of fundraising, of which there can be no guarantee. Oncox may remit cash payments of at least $100,000 towards the licensing fees and deductible from the second milestone payment; each licensor is also entitled to royalties of 5% of Net Sales, from the first commercial sale of the TNBC Product in the noted territory, which remains uncertain. The Company will permit Oncox to pay the license fee in installments or in a lump sum and will allow Oncox to use its revenue to fund such payments.

On May 23, 2024, the Company and its subsidiary, BioLite Inc (collectively, the “licensor”), each entered into a licensing agreement with OncoX, on the same terms, pursuant to which the licensors will grant Oncox an exclusive right to develop and commercialize ABVC’s BLEX 404 single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Myelodysplastic Syndrome (the “Licensed Products”), within a certain territory, specified as 50% of the Worldwide Markets for 20 years (the “Oncox Agreements”). In consideration thereof, Oncox shall pay each licensor a total of $6,250,000 (or 1,250,000 Oncox shares valued at $5 per share; price was determined through private negotiations between the parties; no third-party valuation was completed.) 30 days after entering the May 23, 2024 Oncox Agreement, with an additional milestone payment of $625,000 in cash after OncoX’s next round of fundraising, of which there can be no guarantee. Oncox may remit cash payments of at least $100,000 towards the licensing fees and deductible from the second milestone payment; each licensor is also entitled to royalties of 5% of Net Sales, from the first commercial sale of the Licensed Product in the noted territory, which remains uncertain. Oncox may use its revenue to fund the licensing fees.

Biokey Distribution and Separation

To enhance shareholder value, on June 22, 2026, ABVC announced plans for the partial legal and structural separation of the BioKey Cayman business from ABVC (the “Reorganization Transactions”). The Reorganization Transactions consists of two distinct steps: (i) the legal separation of BioKey Cayman from ABVC (the “Separation”) and (ii) the subsequent distribution of BioKey Cayman shares to ABVC shareholders (the “Distribution”). To affect the Separation, BioKey Cayman filed a Registration Statement on Form 10 pursuant to the Exchange Act (File No. 000-56853), which the Commission declared effective on June 25, 2026 (the “Form 10”). Shortly before the Form 10 became effective, BioKey Cayman and ABVC entered into that certain Separation and Distribution Agreement dated as of June 22, 2026 (the “SDA”) and the related ancillary agreements. Upon effectiveness of the Form 10 and execution of the SDA, BioKey Cayman became a separate Exchange Act reporting company, although ABVC continued to own 100% of its outstanding shares pending the Distribution.

For the Distribution, ABVC intends to distribute approximately 4,500,000 of its ordinary shares of BioKey Cayman, which represents approximately 15% of BioKey Cayman’s current issued and outstanding Ordinary Shares, to ABVC’s shareholders on a pro rata basis. Following the Distribution, it is anticipated that ABVC will retain approximately an 85% ownership interest in BioKey Cayman and will remain BioKey Cayman’s controlling shareholder. The distribution was originally scheduled for August 3, 2026, but was postponed due to outstanding tax, administrative and regulatory matters. A revised distribution date has not yet been determined. Accordingly, BioKey Cayman currently exists as a separate reporting entity but remains wholly owned by ABVC until the Distribution is completed.

Series A Convertible Preferred Stock

As of June 30, 2026, no Series A Convertible Preferred Stock has been issued by the Company.

NASDAQ Listing

On July 10, 2024, we received a notification letter from the Nasdaq notifying the Company that the minimum bid price per share for its common shares has been below $1.00 for a period of 30 consecutive business days and the Company therefore no longer meets the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2). The notification received has no immediate effect on the listing of the Company’s common stock on Nasdaq. Under the Nasdaq Listing Rules, the Company has until January 6, 2025, to regain compliance. On January 9, 2025, the Company received a notification from Nasdaq granting the Company an additional 180 days, until July 7, 2025, to meet the minimum bid price requirement of $1.00 per share, as outlined in Nasdaq Listing Rule 5550(a)(2) (the “Rule”). To satisfy the Rule, the Company’s common stock must achieve a closing bid price of at least $1.00 for a minimum of ten consecutive trading days within this extension period; if successful, Nasdaq will confirm compliance with the Rule and close this matter. If compliance is not achieved by the new deadline, Nasdaq may initiate delisting procedures, which the Company would have the right to appeal.

On April 24, 2025, we received a letter from the listing qualifications staff (the “Staff”) of Nasdaq informing us that, as reported in our Annual Report on Form 10-K for the year ended December 31, 2024, because our stockholders’ equity was $723,959, as of April 23, 2025, we did not meet the alternatives of market value of listed securities or net income from continuing operations, and we no longer comply with Listing Rule 5550(b)(1) (the “Rule 5550”).

We have 45 calendar days to submit a plan to the Staff to regain compliance. If our plan is accepted, we may be granted an extension of up to 180 calendar days from the date of the letter, or until October 21, 2025, to evidence compliance.

In determining whether to accept our plan, the Staff will consider such things as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, our past compliance history, the reasons for our current non-compliance, other corporate events that may occur within our review period, our overall financial condition, and our public disclosures. If the Staff does not accept our plan, we will have the opportunity to appeal that decision to a Hearings Panel.

The Nasdaq notification has no immediate effect on the listing of our Common Stock on the Nasdaq Capital Market. We intend to actively monitor our stockholders’ equity and will consider options available to us to achieve compliance with Rule 5550. There can be no assurance that we will be able to regain compliance with the Listing Rule or will otherwise be in compliance with the other listing standards for the Nasdaq Capital Market.

If our Common Stock ultimately were to be delisted for any reason, it could negatively impact us by (i) reducing the liquidity and market price of our Common Stock; (ii) reducing the number of investors willing to hold or acquire our Common Stock; (ii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

On April 30, 2025, the Company reported that it received a letter from the listing qualifications staff (the “Staff”) of Nasdaq informing it that, as reported in its Annual Report on Form 10-K for the year ended December 31, 2024, because its stockholders’ equity was $723,959, as of April 23, 2025, the Company did not meet the alternatives of market value of listed securities or net income from continuing operations, and it no longer comply with Listing Rule 5550(b)(1) (the “Listing Rule”).

On May 5, 2025, the Company received a notification letter (the “Notification Letter”) from Nasdaq notifying the Company that the Staff has determined that based on the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which evidenced stockholders’ equity of $7,956,295, the Company complies with the Listing Rule and the matter is closed.

Recent Research Results

Vitargus® Clinical Development:

The Phase II clinical study of Vitargus® commenced in the second quarter of 2023. Study sites include Ramathibodi Hospital (Principal Investigator: Dr. Duangnate Rojanaporn) and Srinagarind Hospital (Principal Investigator: Dr. Thuss Sanguansak) in Thailand, and Sydney Eye Hospital (Principal Investigator: Professor Dr. Matthew Simunovic) and East Melbourne Eye Group/East Melbourne Retina (Principal Investigator: Dr. Elvis Ojaimi) in Australia. The Company is currently producing a new investigational batch to support product improvements.

ABV-2002 Corneal Storage Solution:

The Company is developing ABV-2002, a corneal storage solution intended for use prior to penetrating keratoplasty or endothelial keratoplasty. ABV-2002 is formulated with a poly amino acid polymer that adjusts osmolarity to maintain hydration and prevent corneal swelling. It also contains a phenolic phytochemical providing antioxidant and antibacterial properties. Preliminary internal testing by BioFirst indicated potential advantages over existing storage media. Further clinical development has been temporarily suspended due to funding constraints.

BioFirst Corporation Operations:

BioFirst Corporation, incorporated in 2006, focuses on research, development, manufacturing, and commercialization of patented pharmaceutical products, primarily through global exclusive licensing agreements with domestic R&D institutions. BioFirst’s principal product under development is Vitargus®, licensed from the National Health Research Institutes. BioFirst is currently constructing a GMP-compliant manufacturing facility in Hsinchu Biomedical Science Park, Taiwan, with targeted completion in 2026. This facility is intended to support global supply of Vitargus®.

ABV-1505 ADHD Clinical Study:

On July 12, 2022, the Company announced enrollment progress in the Phase II Part II clinical study of ABV-1505, a treatment candidate for adult Attention-Deficit Hyperactivity Disorder (ADHD). As of the date of this report, 69 subjects have been enrolled, including 50 subjects who have completed the 56-day treatment. The study is a randomized, double-blind, placebo-controlled trial involving research centers in Taiwan and the University of California, San Francisco (UCSF). UCSF’s Institutional Review Board approved participation, and the site initiation visit was completed in March 2023. On March 27, 2025, the Company has submitted the Clinical Study Report (CSR) for this study to the U.S. Food and Drug Administration (FDA). The Company is currently evaluating further steps based on internal review and strategic alignment.

Public Offering & Financings

2026 Financings

On January 20, 2026, Lind Global Fund II LP (“Lind”) exercised a total of 102,000 warrants to purchase shares of the Company’s common stock. Each warrant was exercised at a price of $1.00 per share, in accordance with the terms outlined in the original warrant agreement dated May 22, 2024. Following this transaction, Lind retains a remaining balance of 398,000 warrants. These warrants are set to expire on May 22, 2029.

2025 Financings

During the first quarter of 2025, the Company continued to strategically manage its outstanding convertible debt obligations with Lind Global Fund II, LP. In connection with the Senior Convertible Promissory Note issued in November 2023 (2nd Lind Note), the Company has successfully completed all conversions through equity issuances, thereby extinguishing the remaining principal balance. As of the date of this filing, only the corresponding cash components for four prior conversions remain to be settled, which the Company intends to address through the exercise of outstanding warrants-demonstrating a proactive and non-dilutive repayment approach. All outstanding Lind Notes were fully settled by July 2025. The remaining cash obligations for these conversions are also expected to be fulfilled in a similar warrant-based strategy, although no definitive agreement has been entered as of the date hereof and there is no guarantee that a definitive agreement will be entered. These steps reflect the Company’s commitment to meeting its obligations while preserving long-term shareholder value and capitalizing on structured equity mechanisms to support operational continuity and financial health.

On January 5, 2025, the Company and Lind entered into a third letter agreement (the “December Letter Agreement”), pursuant to which Lind agreed to exercise for cash, 1,029,167 of the Existing Warrants (the number of warrants so exercised is herein referred to as the “Outstanding Exercised Warrants”) to purchase shares of Common Stock, with a current exercise price of $0.75 per share, at a reduced exercise price of $0.40 per share. Other than the Outstanding Exercised Warrants, the exercise price of the remaining warrants held by Lind remained unchanged. Pursuant to the December Letter Agreement, the Company also agreed not to sell or issue any additional shares of common stock for a period of 15 days following the closing, with some noted exceptions.

On March 3, 2025 and April 1, 2025, May 14, 2025, June 5, 2025, and July 9, 2025, Lind converted $1,000,000 ($200,000 in each conversion) principal balance on 3rd Lind Note into 1,000,000 shares of the Company’s common stocks. The 3rd Lind Note balance was fully converted as of June 30, 2026.

2024 Financings

On November 4, 2024, the Company and Lind entered into another letter agreement (the “November Letter Agreement”), pursuant to which Lind agreed to exercise, for cash, 500,000 of the Existing Warrants to purchase shares of Common Stock, with a current exercise price of $0.75 per share, at a reduced exercise price of $0.42 per share.

On October 18, 2024, the Company issued Lind 200,000 shares of the Company’s common stock as a repayment of $200,000 principal of 2nd Lind Note. According to the amended agreement pursuant to Nasdaq requirements, the conversion price is subject to $1.00 floor price if the conversion price was below such floor. Based on the conversion price of $0.4229, the Company made an additional $147,892 cash repayment in addition to the issuance of 200,000 shares.

On September 11, 2024, the Company issued Lind 200,000 shares of the Company’s common stock as a repayment of $200,000 principal of 2nd Lind Note. According to the amended agreement pursuant to Nasdaq requirements, the conversion price is subject to $1.00 floor price if the conversion price was below such floor. Based on the conversion price of $0.6575, the Company made an additional $90,722 cash repayment in addition to the issuance of 200,000 shares.

On July 12, 2024, the Company issued Lind 200,000 shares of the Company’s common stock as a repayment of $200,000 principal of 2nd Lind Note. According to the amended agreement pursuant to Nasdaq requirements, the conversion price is subject to $1.00 floor price if the conversion price was below such floor. Based on the conversion price of $0.7907, the Company made an additional $88,403 cash repayment in addition to the issuance of 200,000 shares.

On May 22, 2024, the Company and Lind entered into a letter agreement (the “Letter Agreement”), pursuant to which Lind exercised, for cash, 1,000,000 of its Pre-Existing Warrants (all of the warrants issued to Lind on February 23, 2023, November 17, 2023 and January 17, 2024 are hereinafter referred to as the “Pre-Existing Warrants”) to purchase shares of Common Stock at a reduced exercise price of $0.75 per share. Lind also received a new warrant to purchase 1,000,000 shares Common Stock, exercisable at any time on or after the date of its issuance and until the five-year anniversary thereof, for $1.00 per share (the “New Lind Warrant”).

On January 17, 2024, the Company entered into a securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $1,000,000, for a purchase price of $833,333 (the “3rd Lind Note”), that is convertible into shares of the Company’s common stock at a conversion price, which shall be the lesser of (i) $3.50 (the “Fixed Price”) and (ii) 90% of the average of the three lowest VWAPs (as defined in the 3rd Lind Note) during the 20 trading days prior to conversion (“Variable Price”), subject to adjustment (the “Note Shares”). Notwithstanding the foregoing, provided that no Event of Default (as defined in the 3rd Lind Note) shall have occurred, conversions under the 3rd Lind Note shall be at the Fixed Price for the first 180 days following the closing date. Lind will also receive a 5-year, common stock purchase warrant (the “3rd Lind Warrant”) to purchase up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $2.00 per share, subject to adjustment (each, a “Warrant Share,” together with the 3rd Lind Note, Note Shares and 3rd Lind Warrant, the “Securities”). The parties later agreed to a floor price of $1.00 for the Variable Price and that the Company would compensate Lind in cash if the Variable Price was less than such floor price at the time of conversion.

Upon the occurrence of any Event of Default (as defined in the 3rd Lind Note), the Company must pay Lind an amount equal to 120% of the then outstanding principal amount of the 3rd Lind Note, in addition to any other remedies under the 3rd Lind Note or the other Transaction Documents (as defined below).

The 3rd Lind Warrant may be exercised via cashless exercise in the event a registration statement covering the Warrant Shares is not available for the resale of such Warrant Shares or upon exercise of the 3rd Lind Warrant in connection with a Fundamental Transaction (as defined in the 3rd Lind Warrant).

Pursuant to the terms of the securities purchase agreement, if at any time prior to a date that is 18 months following the closing of the offering, the Company proposes to offer or sell any additional securities in a subsequent financing, the Company shall first offer Lind the opportunity to purchase up to 10% of such new securities.

In connection with the above transactions, the Company and its subsidiaries: (i) Biokey, (ii) BioLite, (iii) Biolite BVI and (iv) American BriVision Corporation, a Delaware corporation (“American BriVision” and, collectively with the Company, BioKey, BioLite, and BioLite BVI, the “Guarantors”), jointly and severally guaranteed all of the obligations of the Company in connection with the offering (the “Guaranty”) with certain collateral, as set forth in the related Transaction Documents (as hereinafter defined). The sale of the 3rd Lind Note and the terms of the offering, including the Guaranty are set forth in the securities purchase agreement, the 3rd Lind Note, the 3rd Lind Warrant, the Second Amendment to Guaranty, the Second Amendment to Security Agreement, and the Second Amendment to Guarantor Security Agreement (collectively, the “Transaction Documents”).

Allele Capital Partners, LLC (“Allele”) together with its executing broker dealer, Wilmington Capital Securities, LLC (together with its affiliates, “Wilmington”), served as the exclusive placement agent (the “Placement Agent”) of the offering. the Company has agreed to pay certain expenses of the placement agent in connection with the offering and issued them a warrant to purchase up to 25,000 shares of common stock, on the same terms as set forth in the 3rd Lind Warrant.

The securities purchase agreement also contains customary representation and warranties of the Company and the Investors, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties.

The foregoing description of the Transaction Documents is qualified by reference to the full text of the forms of the Transaction Documents, which are filed as Exhibits hereto and incorporated herein by reference.

Strategy

Key elements of our business strategy include:

●	Advancing to the pivotal trial phase of ABV-1701 Vitargus® for the treatments of Retinal Detachment or Vitreous Hemorrhage, which we expect to generate revenues in the future.

●	Focusing on licensing ABV-1504 for the treatment of major depressive disorder, MDD, after the successful completion of its Phase II clinical trials.

●	Completing Phase II, Part 2 clinical trial for ABV-1505 for the treatment of attention deficit hyperactivity disorder, ADHD.

●	Out licensing drug candidates and medical device candidates to major pharmaceutical companies for phase III and pivotal clinical trials, as applicable, and further marketing if approved by the FDA.

We plan to augment our core research and development capability and assets by conducting Phase I and II clinical trials for investigational new drugs and medical devices in the fields of CNS, Hematology/Oncology and Ophthalmology.

Our management team has extensive experiences across a wide range of new drug and medical device development, and we have in-licensed new drug and medical device candidates from large research institutes and universities in both the U.S. and Taiwan. Through an assertive product development approach, we expect that we will build a substantial portfolio of Oncology/ Hematology, CNS and Ophthalmology products. We primarily focus on Phase I and II research of new drug candidates and out license the post-Phase-II products to pharmaceutical companies; we do not expect to devote substantial efforts and resources to building the disease-specific distribution channels.

Business Objectives

The Company is operating its core business based on collaborative activities that can generate current and future revenues through research, development and/or commercialization joint venture agreements. The terms of these agreements typically include payment to the Company related to one or more of the following:

●	nonrefundable upfront license fees,

●	development and commercial milestones,

●	partial or complete reimbursement of research and development costs and

●	royalties on net sales of licensed products.

Each type of payments results in revenue except for revenue from royalties on net sales of licensed products, which are classified as royalty revenues. To date, we have not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the joint venture partner.

As part of the accounting for these arrangements, the Company applies judgment to determine whether the performance obligations are distinct and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, the Company relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annual basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

Collaborative agreement with ForSeeCon Eye Corporation, a related party

On March 25, 2024, the Company and BioFirst each entered into a twenty-year, global definitive licensing agreement (the “FEYE Licensing Agreement”) with ForSeeCon Eye Corporation, a company registered in the British Virgin Islands (“FEYE”) for the products in the Company and BioFirst’s Ophthalmology pipeline, including Vitargus (the “Vitargus Products”). The license covers Vitargus Products’ clinical trial, registration, manufacturing, supply, and distribution rights; FEYE also has the rights to sublicense or partner with a third party to develop the Licensed Products. As per each of the respective FEYE Licensing Agreements, each of the Company and BioFirst shall receive a total licensing fee of $33.5 million, composed of an upfront payment of $30 million, which can instead be paid with 5 million shares of FEYE stock at $6 per share within 30 days after the execution of the FEYE Licensing Agreement, and a $3.5 million cash milestone payment, due 30 days upon completion of next round fundraising. Additionally, each of the Company and BioFirst are eligible to receive royalties of 5% of net sales. As of June 30, 2026, the Company received 5 million FEYE shares but did not recognize such licensing revenue since the fair value of FEYE stock is uncertain.

On June 18, 2024, the Company and BioFirst, each entered into an amendment (the “Amendment”) to the Licensing Agreement with FEYE, pursuant to which the Company and BioFirst have agreed to allow FEYE to pay the second milestone payment in the amount of $3.5 million per Licensing Agreement, incrementally (such as $100,000), at any given time, rather than in one lump sum. During the year ended December 31, 2024, the Company received in cash and recognized revenue of $296,000, pursuant to the Amendment. There was no cash received in the six months periods ended June 30, 2026 and 2025, respectively.

Collaborative agreement with OncoX BiopPharma, Inc., a related party

On April 16, 2024, the Company entered into a definitive agreement with OncoX BioPharma, Inc., a private company registered in the British Virgin Islands (“Oncox”), pursuant to which the Company will grant Oncox an exclusive right to develop and commercialize ABVC’s single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Non-Small Cell Lung Cancer (the “Lung Cancer Products”), within North America for 20 years (the “April 2024 Oncox Agreement”). In consideration thereof, Oncox shall pay ABVC $6.25 million (or 1.25 million Oncox shares valued at $5 per share) 30 days after entering into the agreement and $625,000, 30 days following the completion of Oncox’s next round of fundraising, of which there is no guarantee; ABVC is also entitled to 5% royalties based on the net sales, as defined in the April 2024 Oncox Agreement, from the first commercial sale of the Lung Cancer Product in North America, of which there can be no guarantee. Oncox entered into another agreement with ABVC’s affiliate, Rgene Corporation, on the same terms. During the year ended December 31, 2024, the Company received in cash and recognized revenue of $200,000 pursuant to the agreement. At the time of transferring the license, the Company also received 1.25 million OncoX shares but did not recognize such licensing revenue since the fair value of Oncox stock is uncertain. There was no cash receipt in the six months periods ended June 30, 2026 and 2025, respectively.

On May 8, 2024, the Company entered into a definitive agreement with OncoX, pursuant to which the Company will grant Oncox an exclusive right to develop and commercialize ABVC’s BLEX 404 single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Pancreatic (the Pancreatic Product), within a certain territory, specified as 50% of the Worldwide Markets for 20 years (the “May 8, 2024 Oncox Agreement”). In consideration thereof, Oncox shall pay ABVC a total of $6.25 million (or 1.25 million Oncox shares valued at $5 per share) within 30 days of entering into the May 8, 2024 Oncox Agreement, with an additional milestone payment of $625,000 in cash after OncoX’s next round of fundraising, of which there can be no guarantee. Oncox may remit cash payments of at least $100,000 towards the licensing fees and deductible from the second milestone payment; ABVC is also entitled to royalties of 5% of net sales, as defined in the May 8, 2024 Oncox Agreement, from the first commercial sale of the Pancreatic Product in the noted territory, which remains uncertain. The Company will permit Oncox to pay the license fee in installments or in a lump sum and will allow Oncox to use its revenue to fund such payments. Oncox entered into another agreement with ABVC’s affiliate, Rgene Corporation, on the same terms. At the time of transferring the license, the Company also received 1.25 million OncoX shares but did not recognize such licensing revenue since the fair value of Oncox stock is uncertain. There was no cash receipt in the six months periods ended June 30, 2026 and 2025, respectively.

On May 14, 2024, the Company and its subsidiary, BioLite Inc (collectively, the “licensor”), each entered into a licensing agreement with OncoX, on the same terms, pursuant to which the licensors will grant Oncox an exclusive right to develop and commercialize ABVC’s BLEX 404 single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Tripple Negative Breast Cancer (the TNBC Product), within a certain territory, specified as 50% of the Worldwide Markets for 20 years (the “May 14, 2024 Oncox Agreements”). In each agreement for consideration thereof, Oncox shall pay each licensor a total of $6.25 million (or 1.25 million Oncox shares valued at $5 per share) within 30 days of entering into the May 14, 2024 Oncox Agreements, with an additional milestone payment of $625,000 in cash after OncoX’s next round of fundraising, of which there can be no guarantee. Oncox may remit cash payments of at least $100,000 towards the licensing fees and deductible from the second milestone payment; each licensor is also entitled to royalties of 5% of net sales, from the first commercial sale of the TNBC Product in the noted territory, which remains uncertain. The Company will permit Oncox to pay the license fee in installments or in a lump sum and will allow Oncox to use its revenue to fund such payments. At the time of transferring the license, the Company and BioLite also each received 1.25 million OncoX shares but did not recognize such licensing revenue since the fair value of Oncox stock is uncertain. There was no cash receipt in the six months periods ended June 30, 2026 and 2025, respectively.

On May 23, 2024, the Company and its subsidiary, BioLite Inc (collectively, the “licensor”), each entered into a licensing agreement with OncoX, on the same terms, pursuant to which the licensors will grant Oncox an exclusive right to develop and commercialize ABVC’s BLEX 404 single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Myelodysplastic Syndrome (the “MS Products”), within a certain territory, specified as 50% of the Worldwide Markets for 20 years (the “May 23, 2024 Oncox Agreements”). In consideration thereof, Oncox shall pay each licensor a total of $6.25 million (or 1.25 million Oncox shares valued at $5 per share) 30 days after entering the May 23, 2024 Oncox Agreements, with an additional milestone payment of $625,000 in cash after OncoX’s next round of fundraising, of which there can be no guarantee. Oncox may remit cash payments of at least $100,000 towards the licensing fees and deductible from the second milestone payment; each licensor is also entitled to royalties of 5% of net sales, from the first commercial sale of the MS Product in the noted territory, which remains uncertain. Oncox may use its revenue to fund the licensing fees. At the time of transferring the license, the Company and BioLite also each received 1.25 million OncoX shares but did not recognize such licensing revenue since the fair value of Oncox stock is uncertain. There was no cash receipt in the six months periods ended June 30, 2026 and 2025, respectively.

Above mentioned price of OncoX’s shares was determined through private negotiations between the parties; no third-party valuation was completed.

Collaborative agreements with BHK, a related party

(i)	In February and December of 2015, BioLite, Inc. entered into a total of three joint venture agreements with BioHopeKing to jointly develop ABV-1501 for Triple Negative Breast Cancer (TNBC), ABV-1504 for MDD and ABV-1505 for ADHD. The agreements granted marketing rights to BioHopeKing for certain Asian countries in return for a series of milestone payments totaling $10 million in cash and equity of BioHopeKing or equity securities owned by BioHopeKing.

The milestone payments are determined by a schedule of BioLite development achievements as shown below:

Milestone	Payment
Execution of BHK Co-Development Agreement	$1,000,000
Investigational New Drug (IND) Submission	$1,000,000
Phase II Clinical Trial Complete	$1,000,000
Initiation of Phase III Clinical Trial	$3,000,000
New Drug Application (NDA) Submission	$4,000,000
Total	$10,000,000

(ii)	In December of 2015, BHK paid the initial cash payment of $1 million upon the execution of the BHK Agreement. The Company concluded that certain deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash payment as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The payment included compensation for past research efforts and contributions made by BioLite Taiwan before the BHK agreement was signed and does not relate to any future commitments made by BioLite Taiwan and BHK in the BHK Agreement.

(iii)	In August 2016, the Company received the second milestone payment of $1 million, and recognized collaboration revenue for the year ended December 31, 2016. The Company completed the phase II clinical trial for ABV-1504 MDD on October 31, 2019, but has not yet completed the phase II clinical trial for ABV-1505 ADHD.

(iv)	In addition to the milestone payments, BioLite Inc. is entitled to receive a royalty equal to 12% of BHK’s net sales related to ABV-1501, ABV-1504 and ABV-1505 Products. As of June 30, 2026, the Company has not earned royalties under the BHK Co-Development Agreement.

(v)	The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

Co-Development agreement with BioLite Japan K.K.

On October 6, 2021 (the “Completion Date”), the Company, Lucidaim Co., Ltd., a Japanese corporation (“Lucidaim,” together with the Company, the “Shareholders”), and BioLite Japan K.K., a Japanese corporation (“BioLite JP”) entered into a Joint Venture Agreement (the “Agreement”). BioLite JP is a private limited company (a Japanese Kabushiki Kaisha) incorporated on December 18, 2018 and at the date of the Agreement has 10,000 ordinary shares authorized, with 3,049 ordinary shares issued and outstanding (the “Ordinary Shares”). Immediately prior to the execution of the Agreement, Lucidaim owned 1,501 ordinary shares and the Company owned the 1,548 ordinary shares. The Shareholders entered into the joint venture to formally reduce to writing their desire to invest in and operate BioLite JP as a joint venture. The business of the joint venture shall be the research and development of drugs, medical device and digital media, investment, fund running and consulting, distribution and marketing of supplements carried on by BioLite JP and its subsidiaries in Japan, or any other territory or businesses as may from time to time be agreed by an amendment to the Agreement. The closing of the transaction is conditioned upon the approval and receipt of all necessary government approvals, which have been received.

Pursuant to the Agreement and the related share transfer agreement, the Company shall transfer 54 of its Ordinary Shares to Lucidaim for no consideration, such that following the transfer, Lucidaim shall own 1,555 Ordinary Shares (51%) and the Company shall own 1,494 Ordinary Shares (49%). Also pursuant to the Agreement, there shall be 3 directors of BioLite JP, consisting of 1 director appointed by the Company and 2 appointed by Lucidiam. The Company shall appoint Eugene Jiang, the Company’s current Chairman and Chief Business Officer and Lucidaim shall appoint Michihito Onishi; the current director of BioLite JP, Toru Seo (who is also a director of BioLite Japan’s other shareholder), is considered the second Lucidaim director. The Agreement further provides that the Company and BioLite JP shall assign the research collaboration and license agreement between them to BioLite JP or prepare the same (the “License Agreement”). The aforementioned transactions occurred on the Completion Date.

As per the Agreement, the Shareholders shall supervise and manage the business and operations of BioLite JP. The directors shall not be entitled to any renumeration for their services as a director and each Shareholder can remove and replace the director he/she/it appointed. If a Shareholder sells or disposes of all of its Ordinary Shares, the director such Shareholder appointed must tender his/her resignation. The Agreement also sets forth certain corporate actions that must be pre-approved by all Shareholders (the “Reserved Matters”). If the Shareholders are unable to make a decision on any Reserved Matter, then either Shareholder can submit a deadlock notice to the other shareholder, 5 days after which they must refer the matter to each Shareholder’s chairman and use good faith to resolve the dispute. If such dispute is not resolved within 10 days thereafter, then either Shareholder can offer to buy all of the other Shareholder’s Ordinary Shares for cash at a specified price; if there is not affirmative acceptance of the sale, the sale shall proceed as set forth in the sale offer.

Each of the Shareholders maintains a pre-emptive right to purchase such number of additional Ordinary Shares as would allow such Shareholder to maintain its ownership percentage in BioLite JP if BioLite JP issues any new Ordinary Shares. However, the Agreement provides that the Company shall lose its pre-emptive rights under certain conditions. The Shareholders also maintain a right of first refusal if the other Shareholder receives an offer to buy such shareholder’s Ordinary Shares.

The Agreement also requires BioLite JP to obtain a bank facility in the amount of JPY 30,460,000 (approximately $272,000), for its initial working capital purposes. Pursuant to the Agreement, each Shareholder agrees to guarantee such bank facility if the bank requires a guarantee. Accordingly, the Company may be liable for the bank facility in an amount up to JPY 14,925,400 (approximately $134,000), which represents 49% of the maximum bank facility. The Agreement further provides that BioLite JP shall issue annual dividends at the rate of at least 1.5% of Biolite’s profits, if it has sufficient cash to do so.

Pursuant to the agreement between the Company and BioLite JP, both parties agreed to use their best efforts to execute a License Agreement by the end of December 2021. Under the terms of the agreement, negotiations on behalf of BioLite JP are conducted by directors appointed by Lucidaim. If the Company and such directors do not reach agreement on the terms, BioLite JP may, at its sole discretion, elect not to execute the License Agreement without any liability to the Company. The company is negotiating on the licensing terms and expects to conclude soon.

The Agreement contains non-solicitation and non-compete clauses for a period of 2 years after a Shareholder or its subsidiaries ceases to be a Shareholder, with such restrictive covenants limited to business within the ophthalmologic filed or central neurological field. Any rights to intellectual property that arise from Biolite’s activities, shall belong to BioLite JP.

The Agreement contains standard indemnification terms, except that no indemnifying party shall have any liability for an individual liability unless it exceeds JPY 500,000 (approximately $4,500) and until the aggregate amount of all liabilities exceeds JPY 2,000,000 (approximately $18,000) and then only to the extent such liability exceeds such limit.

The Company paid $150,000 towards the setup of the joint venture; BioLite Japan’s other shareholder also paid $150,000 after the Letter of Intent was signed.

The Agreement shall continue for 10 years, unless earlier terminated. The Agreement also allows a Shareholder to terminate the agreement upon certain defaults committed by another Shareholder, as set forth in the Agreement.

This was a related party transaction. In 2024, the Company recognized fully $150,000 loss in equity method investment based on continuing operating losses of BioLite JP.

In April 2024, the Japan Patent Office granted a new patent protection for the Company’s Major Depressive Disorder (MDD) candidate, ABV-1504. The patent is valid through 2040 and will help BioLite Japan market and commercialize the product.

BioKey Revenues

In addition to collaborative agreements, ABVC earns revenue through its BioKey subsidiary which provides a wide range of Contract Development & Manufacturing Organization (“CDMO”) services including API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (from Phase I through Phase III) and commercial manufacturing of pharmaceutical products.

In addition, BioKey provides a variety of regulatory services tailored to the needs of its customers, which include proofreading and regulatory review of submission documents related to formulation development, clinical trials, marketed products, generics, nutraceuticals and OTC products and training presentations. In addition to supporting ABVC’s new drug development, BioKey submits INDs, NDAs, ANDAs, and DMFs to the FDA, on ABVC’s behalf in compliance with new electronic submission guidelines of the FDA.

Impact of COVID-19 Outbreak

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While the closures and limitations on movement, domestically and internationally, are expected to be temporary, if the outbreak continues on its current trajectory the duration of the supply chain disruption could reduce the availability, or result in delays, of materials or supplies to and from the Company, which in turn could materially interrupt the Company’s business operations. Given the speed and frequency of the continuously evolving developments with respect to this pandemic, the Company cannot reasonably estimate the magnitude of the impact to its consolidated results of operations. We have taken every precaution possible to ensure the safety of our employees.

The COVID-19 pandemic, including variants, has adversely affected, and is expected to continue to adversely affect, elements of our CDMO business sector. The COVID-19 pandemic government imposed restrictions constrained researcher access to labs globally. These constraints limited scientific discovery capacity and we observed that demand in those labs fell well below historic levels. As constraints on social distancing were gradually lifted around the world recently, labs have been able to increase research activity. While we believe that underlying demand is still not yet at pre-COVID-19 levels since lab operations remain below their normal capacity, we are hopeful that the vaccination programs that are underway combined with policy changes planned for the summer will further increase research activity and support a return to pre-COVID-19 demand levels worldwide.

The global pandemic of COVID-19 continues to evolve rapidly, and we will continue to monitor the situation closely, including its potential effect on our plans and timelines.

Additionally, it is reasonably possible that estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, including losses on inventory; impairment losses related to goodwill and other long-lived assets and current obligations.

Summary of Critical Accounting Policies

The Company has identified critical accounting policies that, as a result of judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operation involved could result in material changes to our financial position or results of operations under different conditions or using different assumptions.

The Company uses the same accounting policies in preparing quarterly and annual financial statements. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 3, 2026 (“2025 Form 10-K.”)

Estimates and Assumptions

In preparing our consolidated financial statements, we use estimates and assumptions that affect the reported amounts and disclosures. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable, but that are inherently uncertain and unpredictable. We are also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts.

Recent Accounting Pronouncements

In accordance with Staff Accounting Bulletin No. 74 (SAB 74), the Company evaluates the impact of newly issued accounting standards on its financial statements. The following standards have been issued but are not yet effective:

In November 2024, the FASB issued ASU No. 2024-03, Expense Disaggregation Disclosures (Subtopic 220-40). The ASU requires disclosure of specified information about certain costs and expenses. This includes purchases of inventory, employee compensation, depreciation, and intangible asset amortization.  The ASU is effective on a prospective or retrospective basis for annual reporting period beginning after December 15, 2026, and interim reporting period beginning after December 15, 2027. Early adoption is permitted. This ASU will likely result in the required additional disclosures and the Company expects no material impact on consolidated financial statements of adopting the new pronouncement.

Recent Business Developments

1. Land and Infrastructure Investment

During the quarter, the Company advanced its infrastructure development strategy through the acquisition and planning of land assets in Taiwan, including the Shuling property in Taoyuan. This investment supports the establishment of future research, development, and manufacturing facilities intended to enhance long-term operational capabilities and reduce reliance on third-party contractors.

2. Intergroup/Related Party Funding and Strategic Support

The Company provided short-term operational funding support to BioFirst to maintain progress toward regulatory and manufacturing milestones. These advances are intended to safeguard the value of the Company’s existing investment and facilitate future cash inflows once BioFirst’s GMP pilot plant becomes operational and clinical materials for Vitargus® are produced for pivotal trials.

3. Strengthened Capital Structure

The Company completed the full repayment of its outstanding convertible notes (the Lind Notes) with Lind Partners, significantly reducing debt obligations and potential dilution therefrom. The deleveraging has strengthened the Company’s financial flexibility and improved its balance sheet position for future partnerships and capital market activities.

4. Integration and Collaboration Progress within the ABVC group

ABVC continued to align its subsidiary, AiBtl BioPharma, and equity investments, OncoX BioPharma, and ForSeeCon Eye Corporation, with the Company’s business strategies and operational framework. While intercompany transactions are eliminated in the consolidated financial statements, we believe that these collaborations have and will continue to improve resource utilization, accelerate product development, and support early-stage licensing and service revenues across the group.

5. Outlook and Cash Flow Planning

Management is focused on converting its strategic investments into sustainable revenue through licensing, milestone payments, and the expansion of its CDMO service platform to CRDMO platform as a one-shot solution for pharmaceutical solutions. The Company anticipates that ongoing affiliate integration and project execution will contribute positively to cash flows over the next 12 months.

Results of Operations  - Three Months Ended June 30, 2026 Compared to Three Months Ended June 30, 2025.

The following table presents, for the three months indicated, our unaudited consolidated statements of operations information.

	Three Months Ended June 30		Increase
	2026	2025	(Decrease)%
Revenue	$-	$-	$-	-%
Gross Profits	$-	$-	$-	-%
Operating Expenses	$779,526	$2,294,983	$(1,515,457)	(66)%
Loss from Operations	$(779,526)	$(2,294,983)	$1,515,457	(66)%
Other Income (Expense)	$(30,955)	$(14,223)	$(16,732)	118%
Interest (Expense), Net	$(41,640)	$(110,274)	$68,634	(62)%
Net Income (Loss)	$(810,481)	$(2,332,833)	$1,522,352	(65)%

Revenues. We generated $0 and $0 revenues for the three months ended June 30, 2026 and 2025, respectively.

Operating Expenses. Our operating expenses have decreased by $1,515,457 or 66%, to $779,526 for the three months ended June 30, 2026 from $2,294,983 for the three months ended June 30, 2025. Such an decrease in operating expenses was mainly due to the Company hired certain consultants and advisors for business opportunity and financial advisory services during the three months ended June 30, 2025, leading to higher stock-based compensation expenses.

Other Income (Expense). Our other expense was $30,955 for the three months ended June 30, 2026, compared to other expense of $14,223 for the three months ended June 30, 2025. The change was principally caused by lower exchange gain, partially offset by decrease in interest expenses in the three months ended June 30, 2026.

Interest income (expense), net. was expense of $41,640 for the three months ended June 30, 2026, compared to ($110,274) for the three months ended June 30, 2025. The decrease of $68,634, or approximately 62%, was primarily due to decrease in bank loans partially offset by increase in convertible notes payable.

Net Loss. As a result of the above factors, our net loss was $810,481 for the three months ended June 30, 2026 compared to $2,332,833 for the three months ended June 30, 2025, representing an loss decrease of $1,522,352, or 65%.

Results of Operations - Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025.

The following table presents, for the six months indicated, our unaudited consolidated statements of operations information.

	Six Months Ended June 30		Increase
	2026	2025	(Decrease)%
Revenue	$-	$-	$-	-%
Gross Profits	$-	$-	$-	-%
Operating Expenses	$2,351,998	$2,987,988	$(635,990)	(21)%
Loss from Operations	$(2,351,998)	$(2,987,988)	$635,990	(21)%
Other Income (Expense)	$(148,420)	$(265,408)	$(116,988)	(44)%
Interest (Expense), Net	$(87,252)	$(314,170)	$(226,918)	(72)%
Net Income (Loss)	$(2,500,418)	$(3,277,023)	$(776,605)	(24)%

Revenues. We generated We generated $0 and $0 revenues for the six months ended June 30, 2026 and 2025, respectively.

Operating Expenses. Our operating expenses have decreased by $635,990, or 21%, to $2,351,998 for the six months ended June 30, 2026 from $2,987,988 for the six months ended June 30, 2025. Such decrease in operating expenses was mainly attributable to the decrease in stock-based compensation expenses by $579,971, mainly attributable more consultants and advisors services for business opportunity and financial advisory services during the six months ended June 30, 2025.

Other Income (Expense). Our other expense was $148,420 for the six months ended June 30, 2026, compared to other expense of $265,408 for the six months ended June 30, 2025. The change was principally caused by the decrease in interest expense as a result of bank loan repayments partially offset by increase in convertible notes payable.

Interest income (expense), net. was $(87,252) for the six months ended June 30, 2026, compared to $(314,170) for the six months ended June 30, 2025. The decrease of $226,918, or approximately 72%, was primarily due to the decrease in interest expense due to decrease in interest expense as a result of bank loan repayments partially offset by increase in convertible notes payable.

Net Loss. As a result of the above factors, our net loss was $2,500,418 for the six months ended June 30, 2026 compared to $3,277,023 for the six months ended June 30, 2025, representing a decrease of $776,605, or 24%.

Liquidity and Capital Resources

Working Capital

	As of June 30, 2026	As of December 31, 2025
	(Unaudited)
Current Assets	$411,729	$2,501,343
Current Liabilities	$5,694,505	$6,163,976
Working Capital (Deficit)	$(5,282,776)	$(3,662,633)

Going Concern and Liquidity Consideration

For the six months ended Jun 30, 2026, the Company reported net loss of $2,500,418. As of June 30, 2026, the Company’s working capital deficit was $5,282,776. In addition, the Company had net cash outflows of $1,138,656 from operating activities for the six months ended June 30, 2026. These conditions give rise to substantial doubt as to whether the Company will be able to continue as a going concern.

Management’s plans to alleviate the substantial doubt include continuing efforts to improve operations and liquidity through: (1) pursuing collection of amounts due under licensing and collaboration agreements; (2) seeking additional financing through private and or public capital raising activities; (3) managing and reducing operating expenses; and (4) reducing outstanding debt obligations and related interest expense.

	Six Months Ended June 30
	2026	2025	Change	%
Cash Flow Used In Operating Activities	$(1,138,656)	$(1,434,007)	$295,351	(21)%
Cash Flow Used in Investing Activities	$(54,408)	$(665,779)	$611,371	(92)%
Cash Flow (Use in) Provided by Financing Activities	$(115,972)	$2,356,083	$(2,742,055)	(105)%

Cash Flow from Operating Activities

During the six months ended June 30, 2026 and 2025, the net cash used in operating activities were $1,138,656 and $1,434,007, respectively. The decrease in outflows was primarily due to the decrease in net loss as a result of operating expense controls.

Cash Flow from Investing Activities

During the six months ended June 30, 2026 and 2025, the main investing activity are loan of funds to related parties for their operating needs and payment for investment in ForSeeCon, partially offset by the repayment received from related parties.

Cash Flow from Financing Activities

During the six months ended June 30, 2026 and 2025, the net cash flows in financing activities were $115,972 used and $2,356,083 provided, respectively. The decrease in net cash provided by financing activities were primarily due to repayment of short-term bank loans and lower proceeds from private placements.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

As a smaller reporting company, we are not required to provide the information required by this item.

ITEM 4. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer (who also serves as acting interim Chief Financial Officer), we have evaluated the effectiveness of the design and operation of our “disclosure controls and procedures,” as such term is defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act as of the end of the period covered by this report. Based upon that evaluation, our Chief Executive Officer (who also serves as acting interim Chief Financial Officer) has concluded that our disclosure controls and procedures were not effective as of June 30, 2026 to provide reasonable assurance that material information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms due to the material weakness described in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 3, 2026. Due to such material weakness, we were unable to maintain effective disclosure controls over financial reporting, which did result in material misstatements in our financial statements and led to a restatement. If not remediated, or if we identify additional material weaknesses, our failure to maintain effective internal controls could continue to adversely impact our ability to meet our reporting and financial obligations and could have a material adverse effect on our financial condition and the trading price of our common stock.

Changes in Internal Control over Financial Reporting

The Company filed its annual report on Form 10-K on March 3, 2026, which included the 2025 Restatement and a restatement regarding the nine months ended September 30, 2025.

During the quarter ended June 30, 2026, the Company identified a deficiency in its internal control over financial reporting related to the due diligence and ongoing monitoring of external advisors supporting the Company’s financial reporting processes. Specifically, the Company determined that its controls were not adequately designed to identify certain regulatory or disciplinary matters associated with its external advisor on a timely basis. Upon identification of this matter, the Company promptly terminated its engagement with the relevant external advisor. The Company performed a review of the work performed and determined that there was no material impact on its financial statements for any prior periods.

No change in our system of internal control over financial reporting occurred during the three months ended June 30, 2026 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. The Company is developing a plan to ensure that all information will be recorded, processed, summarized and reported accurately, including the significant operating, investing, and financing activities made by our related parties and equity method investees. As of the date of this report, we are working to hire personnel with the requisite technical accounting knowledge to remediate the material weakness as soon as possible.

PART II. - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

We may be subject to, from time to time, various legal proceedings relating to claims arising out of our operations in the ordinary course of our business. We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the business, financial condition, or results of operations of the Company.

ITEM 1A. RISK FACTORS.

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and, as such, are not required to provide the information under this item.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

During the period covered by this report, the Company has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder regarding offshore offers and sales. All recipients had adequate access, though their relationships with the Registrant, to information about the Registrant.

On January 12, 2026, the Company sold an aggregate amount of $256,000 on the same terms and conditions as the Reg S Offering; Pursuant to the share subscriptions, the Company has issued an aggregate of 131,280 shares of the Company’s common stock. The price at which the Shares were sold at $1.95 per share.

On January 9, 2026 and February 3, 2026, the Company issued 14,863, 16,753, and 28,389 shares, respectively, to settle January, February, and March 2026 rent balances of $34,155, $34,159, and $37,984, respectively.

Between January 13, 2026 and March 5, 2026, the Company issued an aggregate of 26,747 shares of common stock to various consultants for providing business services and funding opportunities, in the aggregate amount of $52,869.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5. OTHER INFORMATION.

(a)	None.

(b)	None.

(c)	During the three months ended June 30, 2026, none of our officers or directors, as defined in Rule 16a-1(f), informed us of the adoption, modification or termination of any “Rule 10b5-1 trading arrangement” or a “non-Rule 10b5-1 trading arrangement,” as those terms are defined in Item 408 of Regulation S-K.

ITEM 6. EXHIBITS

The following exhibits are filed herewith:

Exhibit No.	Description
2.1	Share Exchange Agreement, dated February 8, 2016 (1)
3.1	Articles of Incorporation of the Company (2)
3.2	Bylaws of the Company, as amended (44)
3.3	Certificate of Amendment to Articles of Incorporation filed on March 21, 2016 (4)
3.4	Certificate of Amendment to Articles of Incorporation filed on December 21, 2016 (5)
3.5	Certificate of Amendment to Articles of Incorporation filed on March 30, 2020 (6)
3.6	Certificate of Amendment to Articles of Incorporation filed on February 17, 2021 (29)
3.7	Certificate of Amendment to Articles of Incorporation filed on July 24, 2023 (45)
3.8	Amendment to Bylaws (46)
4.1	Form of Warrant (7)
4.2	Form of Investor Warrant dated May 16, 2022 (32)
4.3	Form of Voting Rights Proxy Agreement (58)
10.1	Collaboration Agreement dated December 29, 2015 (8)
10.2	Collaborative Agreement and Milestone Payment Agreement dated June 9, 2016 (9)
10.3	Reserved
10.4	Addendum to the Collaboration Agreement dated January 12, 2017 (11)
10.5	Collaboration Agreement with BioFirst dated July 24, 2017 (12)
10.6	Co-Development Agreement with Rgene dated May 26, 2017 (13)
10.7	Lind Letter Agreement dated May 22, 2024 (52)
10.8	Lind Form of Warrant dated May 22, 2024 (52)
10.9	Reserved
10.10	Reserved
10.11	Reserved
10.12	Reserved
10.13	Form of Exchange Agreement entered into by and between the Company and non-US person (19)
10.14	Form of Exchange Agreement entered into by and between the Company and US person (20)
10.15	Form of Securities Purchase Agreement entered into by and between the Company and U.S. investors (21)
10.16	Form of Securities Purchase Agreement entered into by and between the Company and non-U.S. investors (22)
10.17	Amended and Restated American BriVision (Holding) Corporation 2016 Equity Incentive (26)
10.18	Form of Securities Purchase Agreement (27)
10.19	Form of Convertible Promissory Note (27)
10.20	Amendment No. 1 to Promissory Note (28)
10.21	Joint Venture Agreement between the Company, Lucidiam Co., Ltd. And BioLite Japan K.K. (30)
10.22	Amendment to the Collaboration Agreement dated December 29, 2015 (34)
10.23	Clinical Development Service Agreement with Rgene (portions of the exhibit have been omitted because they (i) are not material and (ii) is the type of information that the registrant treats as private or confidential.)(31)
10.24	Promissory Note issued to Regene, dated June 16, 2022 (31)
10.25	Form of Securities Purchase Agreement dated May 12, 2022 (32)
10.26	Securities Purchase Agreement(33)
10.27	Form of Note(33)
10.28	Form of Warrant(33)
10.29	Security Agreement(33)
10.30	Guarantor Security Agreement(33)
10.31	Guaranty(33)
10.32	Trademark Security Agreement with Rgene Corporation(33)
10.33	Trademark Security Agreement with BioFirst Corporation(33)
10.34	Patent Security Agreement(33)
10.35	Copyright Security Agreement(33)
10.36	Stock Pledge Agreement(33)
10.37	The Cooperation Agreement between the Company and Zhong Hui Lian He Ji Tuan, Ltd. dated August 14, 2023 (35)
10.38	Amendment to the Cooperation Agreement (36)
10.39	Letter Agreement (37)
10.40	License Agreement between the Company and AiBtl BioPharma, Inc (47)

10.41	License Agreement between the BioLite and AiBtl BioPharma, Inc (47)
10.42	Definitive License Agreement between the Company and OncoX BioPharma, Inc. May 8, 2024 (51)
10.43	Definitive License Agreement between Rgene and OncoX BioPharma, Inc. dated May 8, 2024 (51)
10.44	Form of 2nd Lind Note (38)
10.45	Form of 2nd Lind Warrant (38)
10.46	Securities Purchase Agreement dated November 17, 2023 (38)
10.47	First Amendment To Security Agreement (38)
10.48	First Amendment To Guarantor Security Agreement (38)
10.49	First Amendment to Guaranty (38)
10.50	Securities Purchase Agreement dated January 17, 2024 (39)
10.51	Form of 3rd Placement Agent Warrant (40)
10.52	Second Amendment To Security Agreement (39)
10.53	Second Amendment To Guarantor Security Agreement (39)
10.54	Second Amendment to Guaranty (39)
10.55	Form of 3rd Lind Note (39)
10.56	Form of 3rd Lind Warrant (39)
10.57	Amendment No. 1 to 2nd Lind Note (41)
10.58	Amendment No. 2 to 2nd Lind Note (42)
10.59	Amendment No. 1 to 3rd Lind Note (43)
10.60	Definitive License Agreement between the Company and OncoX BioPharma, Inc. (48)
10.61	Definitive License Agreement between Rgene and OncoX BioPharma, Inc. (48)
10.62	Definitive License Agreement between the Company and ForSeeCon Eye Corporation (49)
10.63	Definitive License Agreement between BioFirst Corporationand ForSeeCon Eye Corporation (49)
10.64	Form of Amendment (50)
10.65	Definitive License Agreement between the Company and OncoX BioPharma, Inc. May 23, 2024 (53)
10.66	Definitive License Agreement between Biolite, Inc. and OncoX BioPharma, Inc. dated May 23, 2024 (53)
10.67	Amendment to the Definitive License Agreement between the Company and ForSeeCon Eye Corporation (54)
10.68	Amendment to the Definitive License Agreement between BioFirst Corporation and ForSeeCon Eye Corporation (54)
10.69	Amendment to the License Agreement between the Company and AiBtl BioPharma Inc. (55)
10.70	Amendment to the License Agreement between BioLite, Inc. and AiBtl BioPharma Inc. (55)
10.71	Letter Agreement dated January 5, 2025 (56)
10.72	Land Transfer Plan dated March 31, 2025 (57)
10.73	Nominee Holding Agreement dated April 1, 2024 (57)
10.74	Land Lease Agreement dated April 1, 2024 (57)
10.75	Addendum to Definitive Licensing Agreement between ABVC and AiBtl dated March 11, 2025 (57)
10.76	Addendum to Definitive Licensing Agreement between BioLite and AiBtl dated March 11, 2025 (57)
10.77	Yun Zhi Yi Land Holding Agreement dated October 28, 2024 (57)
10.78	Form of Purchase Agreement (58)
10.79	Form of Voting Rights Proxy Agreement (58)
10.80	Second Amended and Restated 2016 Equity Incentive Plan (59)
10.81	Form of Warrant (60)
10.82	Definitive Agreement between the Company and Shuling Jiang (60)
10.83	Consulting Agreement (60)
10.84	Form of Separation and Distribution Agreement between BioKey Cayman and ABVC +
31.1	Certifications pursuant to Rule 13a-14(a) or 15d-14(a) under the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.+
31.2	Certifications pursuant to Rule 13a-14(a) or 15d-14(a) under the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.+
32.1	Certifications pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*+
32.2	Certifications pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*+
101.INS	Inline XBRL Instance Document.+
101.SCH	Inline XBRL Taxonomy Extension Schema Document.+
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.+
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.+
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.+
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.+
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	In accordance with SEC Release 33-8238, Exhibits 32.1 and 32.2 are being furnished and not filed.

+	Filed herewith

(1)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 16, 2016.

(2)	Incorporated by reference to Exhibit 3.01 to the Company’s Form SB-2 filed on June 28, 2002

(3)	Incorporated by reference to Exhibit 3.02 to the Company’s Form SB-2, filed on June 28, 2002

(4)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on March 28, 2016.

(5)	Incorporated by reference to Exhibit 3.4 to the Company’s Form S-1, filed on September 13, 2016.

(6)	Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed on April 7, 2020

(7)	Incorporated by reference to Exhibit 4.1 the Company’s Current Report on Form 8-K, filed on April 24, 2020

(8)	Incorporated by reference to Exhibit 10.2 the Company’s Current Report on Form 8-K, filed on February 16, 2016.

(9)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on June 9, 2016.

(10)	Incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K, filed on January 12, 2017.

(11)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on February 22, 2017.

(12)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 24, 2017.

(13)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on May 30, 2017.

(14)	Reserved.

(15)	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 20, 2017.

(16)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 1, 2019.

(17)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on February 1, 2019.

(18)	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on February 1, 2019.

(19)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 24, 2020.

(20)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed April 14, 2020.

(21)	Incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K, filed May 15, 2020.

(22)	Incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K, filed May 15, 2020

(23)	Incorporated by reference to Exhibit 14.1 to the Company’s Amendment No.1 to Form S-1, filed on November 14, 2016.

(24)	Incorporated by reference to 21.1 to the Company’s Form S-1, filed on September 13, 2016.

(25)	Incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K, filed May 15, 2020.

(26)	Incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K, filed March 16, 2021.

(27)	Incorporated by reference to the Current Report on Form 8-K filed on November 5, 2020.

(28)	Incorporated by reference to the Current Report on Form 8-K filed on June 8, 2021.

(29)	Incorporated by reference to the Quarterly Report on Form 10-Q filed on May 10, 2021.

(30)	Incorporated by reference to the Current Report on Form 8-K filed on October 8, 2021.

(31)	Incorporated by reference to the Current Report on Form 8-K filed on June 21, 2022.

(32)	Incorporated by reference to the Current Report on Form 8-K filed on May 12, 2022.

(33)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 24, 2023.

(34)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 22, 2022.

(35)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on August 17, 2023.

(36)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on September 6, 2023.

(37)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on September 13, 2023.

(38)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on November 20, 2023.

(39)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on January 17, 2024.

(40)	Incorporated by reference to the Amendment No.1 to Form S-1, filed on February 9, 2024.

(41)	Incorporated by reference to the Company’s Current Report on Form 8-K/A, filed on January 17, 2024.

(42)	Incorporated by reference to the Company’s Current Report on Form 8-K/A, filed on February 29, 2024.

(43)	Incorporated by reference to the Company’s Current Report on Form 8-K/A, filed on February 29, 2024.

(44)	Incorporated by reference to the Company’s Annual Report on Form 10-K/A, filed on June 6, 2022

(45)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on July 24, 2023.

(46)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on March 14, 2024

(47)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed on November 15, 2023

(48)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on April 17, 2024

(49)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on March 26, 2024

(50)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 29, 2024

(51)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on May 9, 2024

(52)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on May 23, 2024

(53)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on May 24, 2024

(54)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on June 24, 2024

(55)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on June 25, 2024

(56)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on January 6, 2025

(57)	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed April 15, 2025

(58)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on April 30, 2025

(59)	Incorporated by reference to the Company’s Registration Statement on Form S-8, filed on June 27, 2025

(60)	Incorporated by reference to the Company’s Current Report on Form 8-K/A, filed on July 18, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABVC BioPharma, Inc.

Dated: August 12, 2026	By:	/s/ Uttam Patil
Uttam Patil
Chief Executive Officer (Principal Executive Officer)

ABVC BioPharma, Inc.

Dated: August 12, 2026	By:	/s/ Uttam Patil
Uttam Patil
Interim Chief Financial Officer (Principal Financial Officer)